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                                   EXHIBIT 2





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                          PLAN AND AGREEMENT OF MERGER


                 THIS PLAN AND AGREEMENT OF MERGER (the "Agreement"), made this 28th day of May, 1996, is entered into by and among HEALTHPLAN SERVICES CORPORATION, a Delaware corporation (hereinafter referred to as the "Purchaser"), HEALTHPLAN SERVICES ALPHA CORPORATION, a Delaware corporation (the "Merger Subsidiary"), and HARRINGTON SERVICES CORPORATION, a Delaware corporation (the "Company") and ROBERT CHEFITZ as Shareholders' Representative.


                             W I T N E S S E T H :

                 WHEREAS, the respective Boards of Directors of Purchaser and the Company have approved the merger (the "Merger") of the Company with and into the Merger Subsidiary in accordance with the Delaware General Corporation Law (the "Act"), with the effect that the Company will become a wholly-owned subsidiary of Purchaser.

                 NOW, THEREFORE, in consideration of the premises and the mutual promises, representations, warranties and covenants hereinafter set forth, the parties hereto agree as follows:


         I. DEFINITIONS. The capitalized terms used herein will have the meanings ascribed to them in Exhibit 1.1 hereto. Unless the context otherwise requires, such capitalized terms will include the singular and plural and the term "including" shall mean "including but not limited to." Wherever in this Agreement reference is made to the knowledge of the Company it means the individual knowledge of the Company's officers, directors and employees.


         II.     COVENANTS AND UNDERTAKINGS.

         2.1 The Merger. At the Effective Time and in accordance with the provisions of this Agreement and the Act, the Company will be merged with and into the Merger Subsidiary in the Merger, the separate corporate existence of the Company shall thereupon cease, and the Merger Subsidiary shall be the surviving corporation (the "Surviving Corporation") which, effective with the Effective Time, shall change its name to Harrington Services Corporation.

         2.2 Effective Time of Merger. The Merger shall become effective at the time on the Closing Date (the "Effective Time") of filing of the Certificate of Merger with the Department of State of the State of Delaware in accordance with the provisions of the Act.

         2.3 Effects of Merger. Subject to the Act, at the Effective Time, the Merger shall have the following effects:

                 2.3.1 Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of capital stock of Purchaser or the Company:

                          2.3.1.1 each share of Merger Subsidiary Common Stock
                 that is issued and outstanding immediately prior to the Effective Time shall remain outstanding;

                          2.3.1.2 each share of Company Common Stock that is issued and outstanding immediately prior to the Effective Time, except for Dissenting Shares, shall be converted into the right to receive:

                          (i) the Per Share Stock Consideration, PLUS

                          (ii) the Per Share Initial Cash Payment, PLUS

                          (iii) the Per Share Escrow Proceeds, if any;

                 provided that (x) no fractional shares of Purchaser's Common Stock shall be issued and any holder who would otherwise have received a fractional share of Purchaser's Common Stock shall have a right to receive cash in an amount equal to such fraction multiplied by the Market Price, and (y) no Shareholder shall be entitled to receive any part of the foregoing consideration until he has delivered to the Purchaser (i) certificates representing all of his capital stock of the Company duly endorsed in blank with signatures guaranteed by a national or state bank located in the United States or by an NASD registered brokerage firm, and (ii) either a duly executed Shareholders Agreement or Private Placement Representation Letter;

                          2.3.1.3 except for Dissenting Shares, each share of Preferred Stock, shall be converted into the Per Share Preferred Stock Consideration, provided that no Shareholder shall be entitled to receive any part of the foregoing consideration until he has delivered to the Purchaser certificates representing all of his capital stock of the Company duly endorsed in blank with signatures guaranteed by a national or state bank located in the United States or by an NASD registered brokerage firm;

                          2.3.1.4 each outstanding certificate representing shares of Company Common Stock and Preferred Stock, except for Dissenting Shares, shall be deemed, for all purposes, to evidence only the right to receive upon surrender of such certificate the consideration into which such shares of Company Common Stock or Preferred Stock are convertible; and

                          2.3.1.5 each share of Company Common Stock that is owned by the Company immediately prior to the Effective Time as treasury stock will be canceled and retired and will cease to exist, without any conversion thereof.





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                          2.3.1.6 Notwithstanding anything in this Section 2.3
                 to the contrary, shares of Company Common Stock which are issued and outstanding immediately prior to the Effective Time and which are held by stockholders who have not voted such shares in favor of the merger and who shall have properly exercised their rights of appraisal for such shares in the manner provided by the Delaware General Corporation Law (the "DGCL") (the "Dissenting Shares") shall not be converted or exchangeable for the right to receive the Merger consideration set forth herein, unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost his right to appraisal and payment, as the case may be. If such stockholder shall have failed to so perfect or shall have effectively withdrawn or lost such right, his shares shall thereupon be deemed to have been converted into and to have become exchangeable for, at the Effective Time, the right to receive the Merger consideration set forth herein without any interest thereupon. The Company shall give the Purchaser prompt notice of any Dissenting Shares (and shall also give the Purchaser prompt notice of any withdrawals of such demands for appraisal rights) and the Purchaser shall have the right to direct all negotiations and proceedings with respect to any such demands. The Company shall not, except with the prior written consent of the Purchaser, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for appraisal rights.

                 2.3.2 Certificate of Incorporation. At the Effective Time, the Certificate of Incorporation of the Merger Subsidiary in effect immediately prior to the Effective Time shall remain in effect as the Certificate of Incorporation of the Surviving Corporation, until thereafter amended as provided by law.

                 2.3.3 Bylaws. The Bylaws of the Merger Subsidiary as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation, until thereafter amended as provided by law.

                 2.3.4 Directors. The directors of the Merger Subsidiary immediately prior to the Effective Time shall be the directors of the Surviving Corporation and shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the Certificate of Incorporation and Bylaws of the Surviving Corporation, or as otherwise provided by law.

                 2.3.5 Officers. The officers of the Merger Subsidiary immediately prior to the Effective Time shall be the officers of the Surviving Corporation and shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the Certificate of Incorporation and Bylaws of the Surviving Corporation, or as otherwise provided by law.





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         2.4     Purchase Price Adjustment.  Within 45 days of the Closing
Date, the Purchaser will deliver to the Shareholders' Representative and the Escrow Agent the Closing Balance Sheet together with the Statement of Net Worth derived therefrom, which shall contain a calculation of the Negative or Positive Purchase Price Adjustment Amount, as the case may be. The Closing Balance Sheet shall be prepared in accordance with GAAP consistently applied with prior periods and shall include as accrued payables all bonuses and unpaid compensation, including but not limited to bonuses due executives under the Company's executive bonus plan, to the extent such accrual is required by GAAP consistently applied with prior practice. Additionally, the Closing Balance Sheet shall include all liabilities of the Company includable thereon under GAAP consistently applied with prior periods, including but not limited to any such liabilities discovered after Closing but prior to the delivery of the Closing Balance Sheet which if known on the Closing Date would have been so included. The foregoing notwithstanding, the Closing Balance Sheet shall not show under any circumstances Intangible Assets in an amount in excess of twenty-three million six hundred thousand dollars ($23,600,000.00) and to the extent that Intangible Assets of the Company on the Closing Date exceed $23,600,000, they shall be disallowed and not taken into account on the Final Closing Balance Sheet. For purposes of the foregoing the term "Intangible Assets" shall mean those assets historically categorized as intangible assets by the Company in accordance with GAAP applied on a consistent basis, as shown on the Company's audited annual financial statements under the headings "Other Intangibles Net" and "Software Net." Upon delivery of the Closing Balance Sheet and the Statement of Net Worth, the Purchaser shall give the Shareholders' Representative and any independent auditors and authorized representatives of the Shareholders' Representative full access at all reasonable times to the properties, books, records and personnel of the Company relating to periods prior to the Closing Date for purposes of reviewing and resolving any disputes concerning the Closing Balance Sheet and the Statement of Net Worth. The Shareholders' Representative shall have 30 days following the delivery by Purchaser of the Closing Balance Sheet and the Statement of Net Worth during which to notify the Purchaser of any dispute of any item contained therein, which notice shall set forth in reasonable detail the basis for such dispute.
If the Shareholders' Representative fails to notify the Purchaser of any such dispute within such 30-day period, the Closing Balance Sheet and the Statement of Net Worth provided by the Purchaser shall be final, conclusive and binding and shall be deemed to be the "Final Closing Balance Sheet" and the "Final Statement of Net Worth." In the event that the Shareholders' Representative shall so notify the Purchaser of any dispute, the Purchaser and the Shareholders' Representative shall cooperate in good faith to resolve such dispute as promptly as practicable. If the Purchaser and the Shareholders' Representative are unable to resolve any such dispute within 15 days of the Shareholders' Representative's delivery of such notice, such dispute shall be resolved by the Settlement Auditor at the option of either the Purchaser or the Shareholders' Representative. The Settlement Auditor shall make such revisions to the Closing Balance Sheet and Statement of Net Worth as it deems appropriate in order to make a determination of the Net Worth





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Amount in accordance with the foregoing provisions as promptly as practicable.
Such determination shall be final, conclusive and binding on the parties and shall be deemed a final arbitration award that is enforceable pursuant to all terms of the Federal Arbitration Act, 9 U.S.C. Section Section 1 et seq. (the "Federal Arbitration Act"). The expenses relating to the engagement of the Settlement Auditor shall be paid in equal parts by the Purchaser and from the Escrow. In the event of a dispute, the Closing Balance Sheet and Statement of Net Worth, as modified by the Settlement Auditor shall be the "Final Closing Balance Sheet" and the "Final Statement of Net Worth."

                 2.4.1 Upon determination of the Final Closing Balance Sheet, if the Net Worth Amount is less than the Target Net Worth Amount, the Purchaser shall be paid from the Escrow cash in the amount of one dollar for each dollar that the Net Worth Amount as of the Closing Date shown on the Statement of Net Worth is less than such Target Net Worth Amount (the "Negative Purchase Price Adjustment Amount").

                 2.4.2 Upon determination of the Final Closing Balance Sheet and the Final Statement of Net Worth, if the Net Worth Amount of the Company as shown on the Final Statement of Net Worth is more than the Target Net Worth Amount (a "Positive Purchase Price Adjustment Amount"), the Purchaser shall issue to each Shareholder an additional number of shares of the Purchaser's Common Stock determined by first dividing the Positive Purchase Price Adjustment Amount plus interest earned thereon since the Closing at the interest rate earned on the Escrow Amount, by the Market Price, then dividing the result thereof by the Company's Outstanding Shares, and then multiplying the result thereof by the number of Company Shares owned by each such Shareholder immediately prior to the Effective Time; provided that any fractional shares resulting therefrom shall be paid in cash in the same manner set forth in Section 2.3.1.2 hereof and the aggregate number of shares issued to all of the Shareholders pursuant to this Section 2.4.2 shall never be more than 75,000 shares of the Purchaser's Common Stock.

         2.5 HSR Act Filings. As promptly as practicable after the execution of this Agreement, and in any event not later than the fourteenth
(14) business day following the date of this Agreement, Purchaser and the Company shall, in cooperation with each other, make the required filings in connection with the transactions contemplated by this Agreement under the HSR Act with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice, and, as promptly as practicable from time to time thereafter, each party shall make all such further filings and submissions, and take such further action, as may be required in connection therewith.
Purchaser and the Company shall each request early termination of the waiting period with respect to such filings. Each party shall furnish the other all information in its possession necessary for compliance by the other with the provisions of this Section 2.5. Purchaser and the Company shall





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each notify the other immediately upon receiving any request for additional information with respect to such filings from either the Antitrust Division of the Department of Justice or the Federal Trade Commission and the party receiving the request shall use its best efforts to comply with such request as soon as possible. Neither party shall withdraw any such filing or submission without the written consent of the other party.

         2.6 Compliance with Securities Laws, Registration Rights and Cooperation with Post-Closing Audit.

                 2.6.1 In connection with the transactions contemplated by this Agreement, the parties hereto agree to cooperate with one another in complying with the provisions of the 1933 Act and the General Rules and Regulations thereunder, and all other applicable federal and state securities laws, and each of them agrees to furnish the other, or its counsel, with such information and to take such actions, as may be reasonably requested in respect of such compliance. At the Closing the Purchaser will enter into Registration Rights Agreements in substantially the form of Exhibit 2.6.1 hereto with any Shareholder who wishes to avail himself of the registration rights contained therein subject to the obligations and conditions contained therein and the condition set forth in Section 5.15 hereof.

                 2.6.2 Before the Closing, the Company shall obtain the consent of Richard Eisner & Company to the incorporation of the financial statements prepared by Richard Eisner & Company in Purchaser's public filings as may be required after Closing.

         2.7     Conduct of the Business of the Company Prior to Closing.

                          2.7.1   Except (i) with the prior consent in writing
of Purchaser, (ii) as may be required to effect the transactions contemplated by this Agreement, (iii) as provided otherwise in this Agreement or (iv) as set forth on Exhibit 2.7.1, the Company covenants that, between the date of this Agreement and the Effective Time, the Company will conduct its business only in the ordinary course, and that it will: (a) use its best efforts to preserve the organization of the Company intact and to preserve the goodwill of clients, customers and others having business relations with the Company; (b) maintain the properties of the Company in the same working order and condition as such properties are in as of the date of this Agreement, reasonable wear and tear excepted; (c) keep in force at no less than their present limits all existing bonds, letters of credit and policies of insurance insuring the Company, its performance and its respective properties; (d) not enter into any contract, commitment, arrangement or transaction of the type required to be listed on Exhibits 3.4, 3.12, 3.13.1, 3.13.2, 3.15 or 3.18 hereof or suffer, permit or incur any of the transactions or events described in Section 3.9 hereof (except for the payment of any health, disability and life insurance premiums which may become due and except for contributions or distributions required to be made (and not discretionary) pursuant to the terms of any Benefit Plans) to the extent such events or transactions are





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within the control of the Company; (e) not enter into any contracts, commitments, arrangements or transactions of the type required to be listed on
Exhibit 3.7 which individually exceed $100,000 or in the aggregate exceeds $250,000.00; (f) not make or permit any change in the Company's Certificate of Incorporation or Bylaws, or in its authorized, issued or outstanding securities; (g) not issue any security or grant any stock option or right to purchase any security of the Company, issue any security convertible into such securities, purchase, redeem, retire or otherwise acquire any of such securities, or agree to do any of the foregoing or declare, set aside or pay any dividend or other distribution in respect of such securities; (h) not make any contribution to or distribution on behalf of or to any employee of the Company (except for the payment of any health, disability and life insurance premiums which may become due and except for contributions or distributions required to be made (and not discretionary) pursuant to the terms of any Benefit Plans); (i) not make any capital expenditure which when aggregated with all other capital expenditures for the period exceeds the sum of $100,000.00; and (j) promptly advise Purchaser in writing of any matters arising or discovered after the date of this Agreement which, if existing or known at the date hereof, would be required to be set forth or described in this Agreement or the Exhibits hereto.

                          2.7.2   Except after prior notification to, and with
the prior written consent of, Purchaser, the Company will not make, between the date of this Agreement and the Closing Date, any material change in its respective banking or safe deposit arrangements or grant any powers of attorney. A list of all bank accounts, safe deposit boxes (and the contents thereof) and powers of attorney of the Company and of all persons authorized to act with respect thereto is attached hereto as Exhibit 2.7.2.

                          2.7.3   Except with the prior consent in writing of
Purchaser or as otherwise required by GAAP, the Company will not make, between the date of this Agreement and the Closing Date, any changes in its accounting methods or practices.

         2.8 Intercompany Accounts and Services. Prior to or at the Closing, the Company will cause its Shareholders to take all actions necessary to settle as of the Closing all cash overdrafts, loans, advances, intercompany payables or receivables, indebtedness and other accounts between the Company, on the one hand, and the Shareholders or any Affiliate of any of the Shareholders which is not the Company on the other hand.

         2.9 Examination of Property and Records. Between the date of this Agreement and the Closing Date, the Company will allow Purchaser, its counsel and other representatives full access to all the books, records, files, documents, assets, properties, contracts and agreements of the Company which may be reasonably requested, and shall furnish Purchaser, its officers and representatives during such period with all information concerning the affairs of the Company which may be reasonably requested. Purchaser will





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conduct any investigation in a manner which will not unreasonably interfere with the business of the Company.

         2.10 Consents and Approvals. The Company agrees to use its best efforts to obtain the waiver, consent and approval of all persons whose waiver, consent or approval (i) is required in order to consummate the transactions contemplated by this Agreement or (ii) is required by any material agreement, lease, instrument, arrangement, judgment, decree, order or license to which the Company or any Shareholder or any Affiliate of any Shareholder is a party or subject to on the Closing Date and (a) which would prohibit, or require the waiver, consent or approval of any person to such transactions or (b) under which, without such waiver, consent or approval, such transactions would constitute an occurrence of default under the provisions thereof, result in the acceleration of any obligation thereunder or give rise to a right of any party thereto to terminate its obligations thereunder. All required written waivers, consents and approvals shall be listed on Exhibit 3.8 hereto and except as waived by the Purchaser in writing, at or prior to Closing, shall be produced at Closing in form and content reasonably satisfactory to Purchaser.

           2.11 Employment Agreements and Nondisclosure and Noninterference Agreements.

                          2.11.1  The Company covenants to use its best efforts
to cause those employees identified on Exhibit 2.11.1(a) to enter into, at the Closing, Employment Agreements substantially in the form set forth in Exhibit 2.11.1(b).

                          2.11.2  The Company shall cause the Shareholders
listed on Exhibit 2.11.2(a) to enter into, at the Closing, a Nondisclosure and Noninterference Agreement substantially in the form attached hereto as Exhibit 2.11.2(b).

                 2.12 Supplying of Financial Statements. The Company covenants to deliver to Purchaser all regularly prepared monthly, and other, unaudited financial statements of the Company prepared after the date of this Agreement, in format historically utilized internally, as soon as available but not later than the 15th of each month following each statement's date.

                 2.13     Access to Business Records.       Prior to Closing,
the Company shall cause any Shareholder or any Affiliates thereof, who possess documents required or incident to the performance of the Company's businesses to transfer such documents to the Company. Such Shareholders may make copies or extracts from such books and records prior to transfer at their sole expense.

                 2.14     Employee Matters.

                          2.14.1  After the Closing until the later of December
31, 1996 and such date as the Company's employees commence participation in Purchaser's employee benefit plans, as described in the next sentence (the "Plan Transfer Date"), Purchaser shall





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cause the Surviving Corporation to take whatever action is necessary or appropriate to cause the Surviving Corporation to maintain the participation, sponsorship and/or maintenance of all of the Company's employee benefit plans except those identified on Exhibit 2.14.1. From and after the Plan Transfer Date, (except with respect to employees of the Company's APBA subsidiary who receive benefits pursuant to a collective bargaining contract which shall be assumed by the Surviving Corporation) all employees of the Surviving Corporation shall become participants in the employee benefit plans and programs maintained by the Purchaser for similarly situated employees of the Purchaser. Such employee benefit plans that are health benefit plans shall (i) recognize expenses and claims that were incurred by such employees in the year in which the Effective Time occurs and recognized for similar purposes under the Company's plans as of the Effective Time and (ii) provide coverage (without any required waiting period) for pre-existing health conditions to the extent covered under the applicable plans or benefit programs of the Company as of the Effective Time. In addition, such employee benefit plans and programs shall credit such employees with years of service with the Company for all plan purposes, provided that no such crediting shall be required to the extent that it would result in a duplication of benefits or require contributions for years prior to the Effective Time.

                          2.14.2  The Company shall provide Purchaser with any
information which Purchaser shall reasonably request concerning the employees of the Company (the "Employees"), and shall cooperate with, and assist, Purchaser with respect to the commencement of participation of any Employee in the Surviving Corporation's benefit plans or arrangements.

                          2.14.3  Prior to the Closing, the Company shall cause
the Deferred Compensation Plan of R. E. Harrington, Inc. for Robert J. Covert, the Deferred Compensation Plan of R. E. Harrington, Inc. for Robert R. Parker and the Deferred Compensation Plan of R. E. Harrington, Inc. for Warren G. Blue (the "Deferred Compensation Agreements") to be amended to provide that effective January 1, 1996, employer contributions may no longer be made under each such Deferred Compensation Plan. Further, the Company will not make any amendments prior to Closing respecting employer or employee contributions to the Rabbi Trust Agreement which is used to receive the funds that will be paid under each Deferred Compensation Agreement.

                 2.15 Affiliated Contracts. At or prior to Closing, the Company shall cause the Shareholders and their Affiliates to transfer to the Company any contracts the revenues from which are included in the revenues of the Company but which are in the name of the Shareholders or their Affiliates and any assets which have been paid for by the Company but which are owned by the Shareholders or their Affiliates, as opposed to the Company. All such assets and contracts are listed on Exhibit 2.15.





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                 2.16     Shareholders' Tax Free Reorganization Treatment.  The
Company understands that the Purchaser is making no representation as to the tax-free status of the Merger or the gain or loss, if any, which the Shareholders will experience upon consummation of the Merger. The Company represents and warrants that it has consulted with its own tax advisers concerning the tax consequences of the proposed transactions and is not relying on any representation of the Purchaser as to such consequences.
Notwithstanding the foregoing, Purchaser covenants and agrees that it will treat the Merger, for federal income tax purposes, as a tax-free reorganization under Section 368(a)(1)(A) and (a)(2)(D) of the Code. Following the Merger, neither the Purchaser, the Surviving Corporation nor any Affiliate of Purchaser or the Surviving Corporation shall take, or cause to be taken, any action which, after consultation with counsel, it reasonably believes would jeopardize the status of the merger as a tax-free reorganization within the meaning of
Section 368 (a) of the Code.

                 2.17 Shareholder Vote. As promptly as practical after the execution of this Agreement, the Company shall call a shareholders meeting to vote upon the Merger, which shareholders meeting shall be held as soon as permitted by the Company's Bylaws and applicable law after mailing of such notice. The Board of Directors of the Company shall recommend to the Shareholders the approval of the Merger and the Company shall use its best efforts to obtain the affirmative vote of all Shareholders for approval of the Merger.

                 2.18 Conduct of the Business of the Purchaser Prior to the Closing. Except with the prior written consent of the Shareholders' Representative, the Purchaser covenants that, between the date of this Agreement and the Effective Time, (a) the Purchaser will not adopt or propose any change in its Certificate of Incorporation or Bylaws; (b) the Purchaser will not and will not allow any of its subsidiaries to merge or consolidate with any other Person or acquire a material amount of assets of any other Person; (c) the Purchaser will not and will not allow any of its subsidiaries to lease, license or dispose of any assets or property, which assets or property are material to the Purchaser and its subsidiaries taken as a whole;
(d) the Purchaser will not declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise with respect to any of its capital stock; and (f) the Purchaser will not agree or commit to do any of the foregoing.

                 2.19 Execution of Shareholder Agreements. Simultaneous with the execution of this Agreement, the Company will cause the Shareholders listed on Exhibit 5.14(a) to execute Shareholder Agreements with the Purchaser and the Merger Subsidiary in substantially the form of Exhibit 5.14(b).

                 2.20 Continuation of Indemnification. On or prior to Closing, the Company will purchase tail coverage under its existing directors and officers liability insurance policy affording coverage for a period of twelve (12) months to the Company's





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directors and officers for periods prior to the Closing.  From and after
Closing for a period of one year, the Purchaser will cause the Surviving Corporation to keep in place officer and director indemnification in substantially the same form as currently contained in the Company's Articles of Incorporation and Bylaws which will indemnify the Company's officers and directors immediately prior to Closing in accordance with the terms thereof for occurrences prior to the Effective Time; provided, however, that such indemnification will not cover any claims made or action filed against such directors and officers by the Company's Shareholders.


         III.    REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

                 The Company represents and warrants to Purchaser as follows:

                 3.1      Organization, Standing and Foreign Qualification.

                          3.1.1   The Company and each of its Subsidiaries is a
corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation as set forth in Exhibit 3.1 and has full corporate power and authority to carry on its business as it is now being conducted and to own and lease the properties and assets which it now owns or leases.

                          3.1.2   The Company and each of its Subsidiaries is
now, and will be at Closing, duly qualified and/or licensed to transact business and in good standing as a foreign corporation in the jurisdictions listed in Exhibit 3.1 hereto, and the character of the property owned or leased by the Company and each of its Subsidiaries and the nature of the business conducted by them do not require such qualification and/or licensing in any other jurisdiction, except where the failure to be so qualified or licensed would not have a material adverse effect on the business, results of operations or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole (a "Material Adverse Effect").

                          3.1.3     Except as Listed on Exhibit 3.1.3 attached
hereto, the Company has no Subsidiaries.

                 3.2 Authority and Status. The Company has the capacity and authority to execute and deliver this Agreement, to perform hereunder and to consummate the transactions contemplated hereby without the necessity of any act or consent of any other person whomsoever. The execution, delivery and performance by the Company of this Agreement and each and every agreement, document and instrument provided for herein have been duly authorized and approved by the Board of Directors of the Company. Subject to Shareholder approval as contemplated by Section 2.17, this Agreement and each and every agreement, document and instrument to be executed, delivered and performed by the Company in connection herewith constitute or will, when executed and delivered,





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

constitute the valid and legally binding obligations of the Company enforceable against the Company in accordance with their respective terms, except as enforceability may be limited by applicable equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws from time to time in effect affecting the enforcement of creditors' rights generally. Attached hereto as Exhibit 3.2 are true, correct and complete copies of the Certificate or Articles of Incorporation and Bylaws of the Company and each Subsidiary of the Company.

                 3.3 Capitalization. All outstanding securities of the Company and each Subsidiary of the Company, the entire authorized capital stock, the amount of shares issued and outstanding and the amount of shares held in treasury for the Company and each such Subsidiary are as set forth on
Exhibit 3.3. All of the issued and outstanding shares of the Company are owned by the Shareholders as indicated on Exhibit 3.3 and all of the outstanding shares of each Subsidiary are owned by the Company, in each case free and clear of all liens, claims, charges and encumbrances of any nature whatsoever, and, subject to shareholder approval as contemplated by Section 2.17, the authorization or consent of no other person or entity is required in order to consummate the transactions contemplated herein by virtue of any such person or entity having an equitable or beneficial interest in the Company or the capital stock of the Company. Except as set forth on Exhibit 3.3 or as contemplated herein, there are no outstanding options, warrants, calls, commitments or plans by the Company or any Subsidiary to issue any additional shares of its capital stock, to pay any dividends on such shares or to purchase, redeem, or retire any outstanding shares of its capital stock, nor are there outstanding any securities or obligations which are convertible into or exchangeable for any shares of capital stock of the Company or any such Subsidiary.

                 3.4 Absence of Equity Investments. Except as described in Exhibit 3.4 hereto or Exhibit 3.1.3 hereto, the Company does not, either directly or indirectly, own of record or beneficially any shares or other equity interests in any corporation, partnership, limited partnership, joint venture, trust or other business entity. Except as described in Exhibit 3.4 hereto, no Shareholder or any other Affiliate of a Shareholder, directly or indirectly, owns of record or beneficially any shares or other equity interests in any corporation (except as a stockholder holding less than one percent (1%) interest in a corporation whose shares are traded on a national or regional securities exchange or in the over-the-counter-market), partnership, limited partnership, joint venture, trust or other business entity, all or any portion of the business of which is competitive with that of the Company.

                 3.5      Liabilities and Obligations of the Company.

                          3.5.1   Attached hereto as Exhibit 3.5.1 are true,
correct and complete copies of the Company's consolidated audited balance sheets as of December 31, 1993, 1994 and 1995 and the related consolidated statements of operations and operating cash flow for the year then ended (the "1993, 1994 and 1995 Financial Statements"). The 1993, 1994 and 1995 Financial Statements are complete, have been prepared in accordance with GAAP consistently applied, fairly present in all material respects the financial condition of the Company as of the respective dates thereof and disclose all liabilities of the Company, whether absolute, contingent, accrued or otherwise, existing as of the date thereof which are of a nature required to be reflected in financial statements prepared in accordance with GAAP consistently applied.

                          3.5.2   The Company has no liability or obligation
(whether accrued, absolute, contingent or otherwise) which is of a nature required to be reflected in financial statements prepared in accordance with GAAP, consistently applied, including, without limitation, any liability which is reasonably likely to result from an audit of its Tax Returns by any appropriate authority, except for (a) the liabilities and obligations of the Company which are disclosed or reserved against in the 1995 Financial Statements or Exhibit 3.5.2 hereto, to the extent and in the amounts so disclosed or reserved against, and (b) liabilities incurred or accrued in the ordinary course of business since December 31, 1995 which do not, either individually or in the aggregate, have a Material Adverse Effect.

                          3.5.3   Except as disclosed in the 1995 Financial
Statements or Exhibit 3.5.2, the Company is not in default with respect to any liabilities or obligations, and all such liabilities or obligations shown or reflected in the 1995 Financial Statements or Exhibit 3.5.2 and such liabilities incurred or accrued subsequent to December 31, 1995 have been, or are being, paid and discharged as they become due, and all such liabilities and obligations were incurred in the ordinary course of business except as indicated in Exhibit 3.5.2.

                 3.6 Tax Returns and Agreements. (a) Except as otherwise disclosed on Exhibit 3.6: (i) the Company has never filed, nor has ever been required to file, any Returns in respect of Taxes with any corporation or other entity on a consolidated, combined or unitary basis; (ii) all Returns in respect of Taxes required to be filed with respect to the Company have been timely filed, none of such Returns contains, or is required to contain, a disclosure statement under section 6662 of the Code or any similar provision of state, local, or foreign Law, and no extension of time within which to file any such Return has been requested, which Return has not since been filed; (iii) all Taxes required to be shown on such Returns or otherwise due or payable have been timely paid and all payments of estimated Taxes required to be made with respect to the Company under section 6655 of the Code or any comparable provision of state, local or foreign Law have been made; (iv) all such Returns are true, correct and complete in all material respects; (v) no adjustment relating to such Returns has been proposed to the Company formally or informally by any tax authority and, to the knowledge of the Company, no basis exists for such an adjustment; (vi) there are no pending or threatened actions or proceedings for the assessment or collection of Taxes against the Company;
(vii)
there are no Tax liens on any assets of the Company other than ad valorem or income taxes which are not yet due; (viii) there are no outstanding subpoenas or requests for information currently outstanding that could affect the Taxes of the Company; (ix) there are no proposed reassessments of any property owned or leased by the Company or other proposals that could increase the amount of any Tax to which the Company would be subject; (x) the Company is not a party to any agreement or arrangement that would result, separately or in the aggregate, in the payment of any "excess parachute payment" within the meaning of section 280G of the Code; (xi) the Company has not been a United States real property holding corporation within the meaning of section 897(c)(2) of the Code during the applicable period specified in section 897(c)(1)(A)(ii) of the Code; (xii) there are no outstanding waivers or agreements extending the statute of limitations for any period with respect to any Tax to which the Company may be subject; (xiii) there are no requests for rulings or information currently outstanding that could affect the Taxes of the Company or any similar matters pending with respect to any tax authority; (xiv) no power of attorney that is currently in force has been granted with respect to any matter relating to Taxes that could affect the Company; (xv) no consent under section 341(f) of the Code has been filed with respect to the Company; (xv) no acceleration of the vesting schedule for any property that is substantially nonvested within the meaning of the regulations under section 83 of the Code will occur in connection with the transactions contemplated by this Agreement; (xvi) the Company has not at any time been a member of any partnership or joint venture or the holder of a beneficial interest in any trust for any period for which the statute of limitations for any Tax potentially applicable as a result of such membership or holding has not expired; (xvii) the Company does not owe any amount pursuant to any Tax sharing agreement or arrangement and does not have any liability after the date hereof in respect of any Tax sharing agreement or arrangement executed or agreed to prior to the date hereof, whether any such agreement or arrangement is written or unwritten; (xviii) all Taxes required to be withheld, collected or deposited by the Company have been timely withheld, collected or deposited and, to the extent required, have been paid to the relevant Tax authority; (xix) any adjustment of Taxes of the Company made by the Internal Revenue Service ("IRS") that is required to be reported to any state, local or foreign Tax authority has been so reported and any additional Tax due as a result thereof has been paid in full; (xx) the Company was not acquired in a qualified stock purchase under section 338(d)(3) of the Code and no elections under section 338(g) of the Code, protective carryover basis elections, offset prohibition elections or other deemed or actual elections under section 338 of the Code are applicable to the Company; (xxi) the Company has not issued or assumed any corporate acquisition indebtedness, as defined in section 279(b) of the Code or any obligations described in section 279(a) of the Code; (xxii) as of the Closing, the Company will not have any non-recaptured net section 1231 loss as defined in section 1231(c) of the Code; (xxiii) the books and records of the Company reflect reserves that are adequate for the payment of all Taxes not yet due and payable that are properly accruable thereon as of the date thereof (including Taxes being contested), and there is no difference between the amounts of the book basis and the tax basis of assets (net of Liabilities) that is not accounted for by an accrual on the books for federal income tax purposes; (xxiv) the Company has not had any income attributable to a transaction (e.g., an installment sale) occurring in or a change in accounting method made for a period ending at or prior to the Closing which resulted in a deferred reporting of income from such transaction or from such change in accounting method; (xxv) the Company is not obligated under any agreement with respect to industrial development bonds or similar obligations, with respect to which the excludability from gross income of the holder for federal income tax purposes could be affected by the transactions contemplated hereunder; and (xxvi) the Company is not subject to liability for any Taxes as a transferee or successor, or by reason of Section 1.1502-6 of the Treasury Regulations (or similar provision of state, local or foreign Law).

                 (b) (i) Exhibit 3.6 (1) lists all income, franchise and similar Returns (federal, state, local and foreign) filed with respect to the Company for taxable periods ended on or after December 31, 1990; (2) indicates for which jurisdictions Returns have been filed; (3) indicates the most recent income, franchise or similar Return for each relevant jurisdiction for which an audit has been completed and indicates all Returns that currently are the subject of audit; (ii) the Company has delivered to the Purchaser correct and complete copies of all federal, state and foreign income, franchise, sales and use, real and personal property Tax Returns and all other Returns, elections relating to Taxes of the Company, examination reports, and statements of deficiencies assessed against or agreed to by the Company since January 1, 1990; (iii) Exhibit 3.6 sets forth the following information with respect to the Company as of the most recent practicable date (and, in each case, specifying such date): (A) the tax basis of the Company in its respective Assets and (B) for state Tax purposes, the amount of any net operating loss, net capital loss, unused credit, unused foreign tax credit, earnings and profits or excess charitable contribution allocable to the Company; (iv) the Company has delivered to the Purchaser a complete and accurate description of all Tax accounting methods for all significant items affecting federal and state income or franchise Taxes; (v) the Company has delivered to the Purchaser a full description of any and all related party transactions between the Company and its respective Affiliates; (vi) the Company has provided to the Purchaser a complete and accurate list of locations by city and state in which the Company leases any real or personal property; and (vii) the Company has provided to the Purchaser a complete and accurate description of all prior acquisitions, reorganizations and dispositions, and a description of all changes in corporate control or capital structure.

                 3.7      Ownership of Assets and Leases.

                          3.7.1 Real Estate and Personal Property.  Exhibit 3.7
attached hereto is a complete and correct list and brief description as of the date of this Agreement of all real property and items of personal property which are owned and have a book value in excess of $100,000 net of the reserve for depreciation, and all real property and all material items of personal property which are leased or licensed by the Company. The Company has good and marketable title to all of its property and assets, other than leased or licensed property, including those listed and described in Exhibit 3.7 as owned property and assets, in each case free and clear of any liens, security interests, claims, charges, options, rights of tenants or other encumbrances, except as disclosed or reserved against in Exhibit 3.7 (to the extent and in the amounts so disclosed or reserved against) and except for liens arising from current taxes not yet due and payable. Each of the leases, licenses and agreements described in Exhibit 3.7 is in full force and effect and constitutes a legal, valid and binding obligation of the Company and the other respective parties thereto and is enforceable in accordance with its terms, except as enforceability may be limited by applicable equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws from time to time in effect affecting the enforcement of creditors' rights generally, and there is not under any of such leases, licenses or agreements existing any default of the Company or any other parties thereto (or event or condition which, with notice or lapse of time, or both, would constitute a default). Neither the Company nor any Shareholder has received any payment from a lessor or licensee in connection with or as inducement for entering into a lease or license under which it is a lessee or a licensee. All buildings, machinery and equipment owned or leased by the Company are in good operating condition and reasonable state of repair, subject only to ordinary wear and tear. The Company has not received any notice of a violation of any applicable zoning regulation, ordinance or other law, regulation or requirement relating to its operations and properties, whether owned or leased, and there is no such violation or grounds therefor which could have a Material Adverse Effect. Except pursuant to this Agreement, neither the Company nor any Shareholder is a party to any contract or obligation whereby there has been granted to anyone an absolute or contingent right to purchase, obtain or acquire any rights in any of the assets, properties or operations which are owned by the Company or which are used in connection with the business of the Company.

                          3.7.2  Accounts Receivable.  All of the accounts
receivable of the Company as of the Closing Date will reflect actual transactions, will have arisen in the ordinary course of business and will not be subject to offset or deduction.

                 3.8 Agreement Does Not Violate Other Instruments. Except as listed in Exhibit 3.8, the execution and delivery of this Agreement by the Company does not, and the consummation of the transactions contemplated hereby will not, violate any provision of the Certificate of Incorporation, as amended, Articles of

Incorporation, as amended, or Bylaws, as amended, of the Company or violate or constitute an occurrence of default under any provision of, or conflict with, or result in acceleration of any obligation under, or give rise to a right by any party to terminate its obligations under, any material mortgage, deed of trust, conveyance to secure debt, note, loan, lien, lease, agreement, instrument, or any order, judgment, decree or other material arrangement to which the Company is a party or is bound or by which the Company's assets are affected. Except for Shareholder approval as noted in Section 2.17 hereof, the requisite filing under the HSR Act and except as listed or described on Exhibit
3.8 attached hereto, no consent, approval, order or authorization of, or registration, declaration or filing with, any governmental entity is required to be obtained or made by or with respect to the Company, any Shareholder or any assets, properties or operations of the Company or any Shareholder, in connection with the execution and delivery by the Company of this Agreement or the consummation of the transactions contemplated hereby.

                 3.9 Absence of Changes. Since December 31, 1995, the Company has not, nor has anyone on its behalf, except as disclosed on Exhibit
3.9 attached hereto or as permitted by Section 5.13 hereof:

                          3.9.1   Transferred, assigned, conveyed or liquidated
into current assets any of its assets or business or entered into any transaction or incurred any liability or obligation, other than in the ordinary course of its business;

                          3.9.2   Suffered any material adverse change in its
business, operations, or financial condition or become aware of any event or state of facts which may result in any such material adverse change;

                          3.9.3   Suffered any destruction, damage or loss to a
material asset or a group of assets that are in the aggregate material to the business, whether or not covered by insurance;

                          3.9.4   Suffered, permitted or incurred the
imposition of any lien, charge, encumbrance (which as used herein includes, without limitation, any mortgage, deed of trust, conveyance to secure debt or security interest) or claim upon any of its assets, except for any current year lien with respect to Taxes not yet due and payable;

                          3.9.5   Committed, suffered, permitted or incurred
any default in any liability or obligation;

                          3.9.6   Made or agreed to any adverse change in the
terms of any material contract or instrument to which it is a party;

                          3.9.7   Waived, canceled, sold or otherwise disposed
of, for less than the face amount thereof, any material claim or right which it has against others or accelerated its collections or its efforts to collect accounts receivable or otherwise deviated from its normal collection activities consistent with historic practice in any material respect;

                          3.9.8   Declared, promised or made any distribution
or other payment to its shareholders (other than reasonable compensation for services actually rendered) or issued any additional shares or rights, options or calls with respect to the Company's shares, or redeemed, purchased or otherwise acquired the Company's shares, or made any change whatsoever in the Company's capital structure;

                          3.9.9   Paid, agreed to pay or incurred any
obligation for any payment for, any contribution or other amount to, or with respect to, any employee benefit plan (except for the payment of health, disability and life insurance premiums which had become due and except for contributions or distributions required to be made (and not discretionary) pursuant to any Benefit Plans), or paid or agreed to pay any bonus to, or granted or agreed to grant any increase in the compensation of, the Company's directors, officers, agents or employees, or made any increase in the pension, retirement or other benefits of its directors, officers, agents or other employees (except for regularly scheduled periodic increases in employees' compensation at times and in amounts consistent with historic practice);

                          3.9.10  Committed, suffered, permitted or
incurred any transaction or event which would materially increase its Tax liability for any prior taxable year;

                          3.9.11  Incurred any other material liability or
obligation or entered into any transaction other than in the ordinary course of business;

                          3.9.12  Received any notices, or had reason to
believe, that any customer has taken or contemplates any steps which could materially disrupt the business relationship of the Company with said person or could result in the material diminution in the value of the Company as a going concern;

                          3.9.13  Paid, agreed to pay or incurred any
material obligation for any payment of any indebtedness except current liabilities incurred in the ordinary course of business and except for payments as they become due pursuant to governing agreements as such agreements existed on December 31, 1995; or

                          3.9.14  Delayed or postponed the payment of any
liabilities, whether current or long term, or failed to pay in the ordinary course of business any material liability on a timely basis consistent with prior practice.

             3.10         Litigation.  Except as otherwise set forth in Exhibit
3.10 hereto (with Exhibit 3.10 separately identifying litigation arising in the ordinary course in the Company's third party administrator business involving denied coverage or claims administration), there is no suit, action, proceeding, claim or investigation pending or, to the knowledge of the Company, threatened against or affecting the Company and, to the knowledge the Company, there exists no basis or grounds for any such material suit, action, proceeding, claim or investigation. None of the items described in Exhibit 3.10, individually or in the aggregate, if pursued and/or resulting in a judgment, would have a Material Adverse Effect or adversely affect the right of the Company or the Shareholders to consummate the transactions contemplated hereby.

             3.11 Licenses and Permits; Compliance With Law. The Company holds all licenses, certificates, permits, franchises and rights from all appropriate federal, state or other public authorities necessary for the conduct of its business and the use of its assets. All such licenses, certificates, permits, franchises and rights are listed in Exhibit 3.11. Except as noted in Exhibit 3.11, the Company is presently conducting its business so as to comply with all applicable statutes, ordinances, rules, regulations and orders of any governmental authority. All necessary records demonstrating such compliance will become the property of the Surviving Corporation subsequent to the Closing. Further, the Company is not presently charged with, or, to the knowledge of the Company, under governmental investigation with respect to, any actual or alleged violation of any statute, ordinance, rule or regulation, nor presently the subject of any pending or, to the knowledge of the Company, threatened material adverse proceeding by any regulatory authority having jurisdiction over its business, properties or operations. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will result in the termination of any material license, certificate, permit, franchise or right held by the Company.

             3.12 Contracts, Etc. Exhibit 3.12 hereto consists of a true and complete list of all contracts, agreements and other instruments to which the Company is a party which are not listed on Exhibits 3.7, 3.13.2(ii),
3.15 or 3.18 and which involve the payment by or to the Company of more than $100,000.00 over the term of the agreement, and contemporaneously with the delivery of the Exhibits to this Agreement, the Company has delivered a true and complete copy of each contract, agreement or instrument listed in Exhibits 3.7, 3.12, 3.13.2(ii), 3.15 or 3.18 which is written and a summary of the terms of each such contract or agreement which is oral, certified as such by a duly authorized officer of the Company, except that, with respect to the contracts listed on Exhibit 3.12, the Company has provided access to the Purchaser to such contracts but has not made copies thereof. The foregoing notwithstanding
Exhibit 3.12 includes all of the following:

                     3.12.1 Any contract or commitment which requires services in excess of $100,000 to be provided or performed by the Company or which authorizes others to perform services for a third party for, through or on behalf of the Company, other than those services performed for customers and clients set forth on Exhibit 3.16;

                     3.12.2 Any contract or commitment involving an obligation in excess of $100,000 which cannot, or in reasonable probability will not, be performed or terminated within one year from the dates as of which these representations are made;

                     3.12.3       Any note receivable;

                     3.12.4 Any contract or commitment providing for payments based in any manner upon the sales, purchases, receipts, income or profits of the Company including, without limitation, any agreements with general agents or with agents;

                     3.12.5 Any franchise agreement, marketing agreement or royalty agreement (and with respect to each such agreement Exhibit 3.12 sets forth the aggregate royalties or similar payment paid or payable hereunder by the Company as of the date hereof);

                     3.12.6 Any contract or agreement with a creditor not made in the ordinary course of business;

                     3.12.7 Any employment contract or arrangement regarding an employee or independent contractors which is not terminable by the Company within thirty (30) days without payment of any amount for any reason whatsoever, or without any continuing payment of any type or nature, including, without limitation, any bonuses and vested commissions;

                     3.12.8 Any contract, agreement, understanding or arrangement materially restricting the Company from carrying on its business anywhere in the world;

                     3.12.9 Any material instrument or arrangement evidencing or related to indebtedness for money borrowed or to be borrowed, whether directly or indirectly, by way of purchase money obligation, guaranty, subordination, conditional sale, lease-purchase or otherwise;

                     3.12.10       Any contract with any labor organization; and

                     3.12.11 Any material bond, suretyship arrangement, guarantee, letter of credit or other performance guarantee document pursuant to which any obligation of the Company is guaranteed or secured or pursuant to which the Company has guaranteed or secured the performance or obligation of another person.


         All of the contracts, agreements, policies of insurance or instruments described in Exhibits 3.7, 3.12, 3.13.2(i), 3.13.2(ii), 3.15 or 3.18 hereto are valid and binding upon the Company and, to the knowledge of the Company, the other parties thereto and are in full force and effect and enforceable in accordance with their terms. Neither the Company nor, to the knowledge of the Company, any other party to any such contract, commitment or arrangement has breached any material provision of, or is in default under, the terms thereof.

             3.13         Intellectual Property; Computer Software.

                          3.13.1  Exhibit 3.13.1 hereto sets forth a complete
and correct list and summary description of all material trademarks, trade names, service marks, service names, brand names, copyrights and patents, registrations thereof and applications therefor, applicable to or used in the business of the Company, together with a complete list of all licenses granted by or to the Company with respect to any of the above. All such trademarks, trade names, service marks, service names, brand names, copyrights and patents are owned by the Company, free and clear of all liens, claims, security interests and encumbrances of any nature whatsoever. The Company is not currently in receipt of any notice of any violation of, and, to the knowledge of the Company, it is not violating, the rights of others in any trademark, trade name, service mark, copyright, patent, trade secret, know-how or other intangible asset.

                          3.13.2  (i) Exhibit 3.13.2(i) contains a complete and
accurate list of all material computer software owned by the Company (the "Owned Software"). Except as set forth on Exhibit 3.13.2(i), the Company has exclusive title to the Owned Software, free and clear of all claims, including claims or rights of employees, agents, consultants, customers, licensees or other parties involved in the development, creation, marketing, maintenance, enhancement or licensing of such computer software. Except as set forth on
Exhibit 3.13.2(i), the Owned Software is not dependent on any Licensed Software (as defined in subsection (ii) below) in order to fully operate in the manner in which it is intended. No Owned Software has been published or disclosed to any other parties, except as set forth on Exhibit 3.13.2(i), and except pursuant to contracts requiring such other parties to keep the Owned Software confidential. To the knowledge of the Company, no such other party has breached any such obligation of confidentiality.

                                  (ii)  Exhibit 3.13.2(ii) contains a complete
and accurate list of all software under which the Company is a licensee, lessee or otherwise has obtained the right to use software (the "Licensed Software").
Exhibit 3.13.2(ii) also sets forth a list of all license fees, rents, royalties or other charges that the Company is required or obligated to pay with respect to Licensed Software. The Company has the right and license to use, sublicense, modify and copy Licensed Software, free and clear of any limitations or encumbrances except as may be set forth in any license agreements listed in Exhibit 3.13.2(ii). The Company is in full compliance with all material provisions of any license, lease or other similar agreement pursuant to which it has rights to use the Licensed Software. Except as disclosed on Exhibit 3.13.2(ii), none of the Licensed Software has been incorporated into or made a part of any Owned Software or any other Licensed Software. The

Company has not published or disclosed any Licensed Software to any other party.

                                  (iii)  The Owned Software and Licensed
Software constitute all software necessary for use in the businesses of the Company (the "Company Software"). Exhibit 3.13.2(iii) sets forth a list of all contract programmers, independent contractors, nonemployee agents and persons or other entities (other than employees) who have performed material computer programming services for the Company and identifies all material contracts and agreements pursuant to which such services were performed. The transactions contemplated herein will not cause a material breach or default under any licenses, leases or similar agreements relating to the Company Software or materially impair the Purchaser's or the Surviving Corporation's ability to use the Company Software in the same manner as such computer software is currently used by the Company. The Company is not infringing any intellectual property rights of any other person or entity with respect to the Company Software, and to the knowledge of the Company, no other person or entity is infringing any intellectual property rights of the Company with respect to the Company Software.

                 3.14 Labor Matters. Exhibit 3.14 sets forth a list of all employees, consultants and independent contractors of the Company whose compensation for 1995 or expected compensation for 1996 exceeds $75,000.00 per annum and lists the compensation per annum for such persons. Except as set forth on Exhibit 3.14, within the last three (3) years, the Company has not been the subject of any union activity or labor dispute, nor has there been any strike of any kind called or threatened to be called, against the Company. Except as set forth on Exhibit 3.14, the Company has not violated any applicable federal or state law or regulation relating to labor, labor practices or immigration matters. The Company has no knowledge that there will be any adverse change in relations with employees and independent contractors of the Company as a result of the transactions contemplated by this Agreement.

                 3.15     Benefit Plans.

                          3.15.1  Exhibit 3.15 lists every pension, retirement,
profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus or other incentive plan, any other written or unwritten employee program, arrangement, agreement or understanding, (whether arrived at through collective bargaining or otherwise), any medical, vision, dental or other health plan, any life insurance plan or any other employee benefit plan or fringe benefit plan, including, without limitation, any "employee benefit plan," as that term is defined in Section 3(3) of ERISA, or any other plan, program, agreement, arrangement, commitment and/or method of compensation, whether funded or unfunded, whether legally binding or not, currently or previously adopted, maintained, sponsored in whole or in part or contributed to by the Company or any Affiliate of the Company for the benefit of employees, retirees, dependents, spouses, directors, officers, independent contractors or other beneficiaries of the Company or an Affiliate of the Company and under which employees, retirees, dependents, spouses, directors, officers, independent contractors or other beneficiaries of the Company or an Affiliate of the Company are eligible to participate or under or in connection with which the Company may have any contingent or noncontingent liability of any kind whether or not probable of assertion (collectively, the "Benefit Plans"). Any of the Benefit Plans which is an "employee pension benefit plan," as that term is defined in Section 3(2) of ERISA, or an "employee welfare benefit plan" as that term is defined in Section 3(1) of ERISA, is referred to herein as an "ERISA Plan." No Benefit Plan is or has been a "multiemployer plan" within the meaning of Section 3(37) of ERISA. Except as set forth on Exhibit 3.15, neither the Company nor any Subsidiary has ever contributed to or had an obligation to contribute to any multiemployer plan.

                          3.15.2  Exhibit 3.15 also lists:  (a) where
applicable, with respect to any such plans or plan amendments, the most recent determination letters issued by the United States Internal Revenue Service, (b) all rulings, opinion letters, information letters or advisory opinions issued by the United States Department of Labor, the United States Internal Revenue Service or the Pension Benefit Guaranty Corporation after December 31, 1974, with respect to such Benefit Plan, (c) annual reports or Returns and audited or unaudited financial statements for the most recent three plan years and any amendments thereto, and (d) the most recent summary plan descriptions and any material modifications thereto, and any other material written communications to employees or to any governmental agency with respect to such Benefit Plans during the three most recent plan years. Contemporaneous with the delivery of the Exhibits to this Agreement, the Company has delivered a true and complete copy of each such Benefit Plan or summary description if such Benefit Plan is not in writing, agreements, letters, rulings, opinions, letters, reports, Returns, financial statements and summary plan descriptions described in Sections 3.15.1 or 3.15.2 hereof, certified as such by a duly authorized officer of the Company.

                          3.15.3  All the Benefit Plans and the related trusts
subject to ERISA comply with and have been administered in compliance with the provisions of ERISA, all provisions of the Code relating to qualification and tax exemption under Code Sections 401(a) and 501(a) or otherwise applicable to secure intended Tax consequences, all applicable state or federal securities laws and all other applicable laws, rules and regulations and collective bargaining agreements, and neither the Company nor any Affiliate has received any notice from any governmental agency or instrumentality questioning or challenging such compliance. All available governmental approvals for the Benefit Plans have been obtained, including, but not limited to, timely determination letters on the qualification of the ERISA Plans and tax exemption of related trusts, as applicable, under the Code and timely registration and disclosure under applicable securities laws, and all such governmental approvals continue in full force and effect.

No event has occurred which will or could give rise to disqualification of any such plan under sections 401(a) or 501(a) of the Code, adversely affect the qualified status of the Plan of any such plan under Sections 401(a) or 501(a) of the Code or to a tax under Section 511 of the Code. All contributions (including all employer contributions and employee salary reduction contributions) which are due have been paid to each Benefit Plan and have been paid on a timely basis.

                          3.15.4  Neither the Company, any Affiliate nor any
administrator or fiduciary of any such Benefit Plan (or agent or delegate of any of the foregoing) has engaged in any transaction or acted or failed to act in any manner which could subject the Company to any direct or indirect liability (by indemnity or otherwise) for a breach of any fiduciary, co-fiduciary or other duty under ERISA. No oral or written representation or communication with respect to any aspect of the Benefit Plans has been or will be made to employees of the Company prior to the Closing Date which is not in accordance with the written or otherwise preexisting terms and provisions of such Benefit Plans in effect immediately prior to the Closing Date. There are no unresolved claims or disputes under the terms of, or in connection with, the Benefit Plans, and no action, legal or otherwise, has been commenced with respect to any claim.

                          3.15.5  All annual reports or Returns, audited or
unaudited financial statements, actuarial valuations, summary annual reports and summary plan descriptions issued with respect to the Benefit Plans are correct and accurate in all respects as of the dates thereof, and have been timely filed or disseminated, as appropriate or required by applicable law, and there have been no amendments filed to any of such reports, returns, statements, valuations or descriptions or required to make the information therein true and accurate.

                          3.15.6  No "party in interest" (as defined in Section
3(14) of ERISA) or "disqualified person" (as defined in Section 4975(e)(2) of the Code) of any Benefit Plan has engaged in any "prohibited transaction" (within the meaning of Section 4975(c) of the Code or Section 406 of ERISA). There has been no (a) "reportable event" (as defined in Section 4043 of ERISA), or event described in Section 4062(f) or Section 4063(a) of ERISA or (b) termination or partial termination, withdrawal or partial withdrawal with respect to any of the ERISA Plans which the Company or an Affiliate of the Company maintains or contributes to or has maintained or contributed to or was required to maintain or contribute to or for the benefit of employees of the Company or any Affiliate of the Company now or formerly in existence.

                          3.15.7  For any ERISA Plan which is an employee
pension benefit plan as defined in ERISA Section 3(2), the fair market value of such Benefit Plan's assets equals or exceeds the present value of all benefits (whether vested or not) accrued to date of the most recent actuarial report by all present or former participants in such Benefit Plan. For this purpose the assumptions prescribed by the PBGC for valuing plan assets or liabilities upon plan termination shall be applied and the term "benefits" shall include the value of any early retirement or ancillary benefits (including shutdown benefits) provided under any Benefit Plan.

                          3.15.8  Except as set forth on Exhibit 3.15.8, as of
December 31, 1995 the Company did not have any current or future liability under any Benefit Plan that was not reflected in the 1995 Financial Statements, and the liability of the Company in connection with any Benefit Plan as of Closing will not exceed the amount recorded therefor on the Final Closing Balance Sheet.

                          3.15.9  Except as set forth on Exhibit 3.15.9, the
Company does not maintain any Benefit Plan providing deferred or stock based compensation which is not reflected in the 1995 Financial Statements.

                          3.15.10 The Company has not maintained a Benefit Plan
providing welfare benefits (as defined in ERISA Section 3(1)) to employees after retirement or other separation of service except to the extent required under Part 6 of Title I of ERISA and Code Section 4980B, or except as set forth on Exhibit 3.15.10.

                          3.15.11 The consummation of the transactions
contemplated by this Agreement will not (i) entitle any current or former employee of the Company to severance pay, unemployment compensation or any payment contingent upon a change in control or ownership of the Company, or
(ii) accelerate the time of payment or vesting, or increase the amount, of any compensation due to any such employee or former employee.

                          3.15.12 All Benefit Plans subject to section 4980B of
the Code as amended from time to time or Part 6 of Title I of ERISA or both have been maintained in compliance with the requirements of such laws and any regulations (proposed or otherwise) issued thereunder.

                 3.16 Customers and Clients. Exhibit 3.16 attached hereto consists of a true and correct list of all of the customers and clients of the Company within the preceding twenty-four months who generated revenues of more than $100,000.00 within the preceding twelve months, setting forth as to each customer or client its name and address. Except as set forth on Exhibit 3.16, neither the Company nor any Shareholder has received any notice, or has reason to believe, that any such customer or client has taken or contemplates taking any steps which could materially disrupt the business relationship of the Company with such customer or client, or could result in the material diminution in the value of the business of the Company as a going concern.

                 3.17     Environmental Matters.  Except as set forth in
Exhibit 3.17, no real property now or previously used by the Company or now or previously owned or leased by the Company (the "Real Property") has been used by the Company or any other party for the handling, treatment, storage or disposal of any Hazardous Substance (as
hereinafter defined).   Except as set forth in Exhibit 3.17,  no release,
discharge, spillage or disposal into the environment of any Hazardous Substance and no soil, water or air contamination by any Hazardous Substance has occurred or is occurring in, from or on the Real Property. Except as set forth in
Exhibit 3.17, the Company has complied with all reporting requirements under any applicable federal, state or local environmental laws and permits, and, to the knowledge of the Company there are no existing violations by the Company of any such environmental laws or permits. Except as set forth in Exhibit 3.17, there are no claims, actions, suits, proceedings or investigations related to the presence, release, production, handling, discharge, spillage, transportation or disposal of any Hazardous Substance or ambient air conditions or contamination of soil, water or air by any Hazardous Substance pending or, to the knowledge of the Company, threatened with respect to the Real Property or otherwise against the Company in any court or before any state, federal or other governmental agency or private arbitration tribunal and, to the knowledge of the Company, there is no basis for any such claim, action, suit, proceeding or investigation. To the knowledge of the Company, there are no underground storage tanks on any Real Property which is or was owned by the Company or is currently leased by the Company. To the knowledge of the Company, no building or other improvement included in any Real Property which is or was owned by the Company or is presently leased by the Company contains any asbestos, and such buildings and improvements are free from radon contamination. For the purposes of this Agreement, "Hazardous Substance" shall mean any hazardous or toxic substance or waste as those terms are defined by any applicable federal, state or local law, ordinance, regulation, policy, judgment, decision, order or decree, including, without limitation, the Comprehensive Environmental Recovery Compensation and Liability Act, 42 U.S.C. 9601 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801 et. seq. and the Resource Conservation and Recovery Act, 42 U.S.C. 6901 et seq., and petroleum, petroleum products and oil.

                 3.18 Insurance. Set forth in Exhibit 3.18 is a complete list of all insurance policies which the Company maintained, or was an insured party under, with respect to its businesses, properties or employees which are currently in force and effect together with a list of all such policies which have been in effect during the last 36 months but have expired. Exhibit 3.18 lists the annual premium and renewal date of all such insurance policies. Except as set forth in Exhibit 3.18, since January 1, 1996, there has not been any material adverse change in the Company's relationship with its insurers or in the premiums payable pursuant to such policies.

                 3.19     Related Party Relationships.  Except as set forth in
Exhibit 3.19, to the Company's knowledge, no Shareholder, or Affiliate of any Shareholder nor any officer or director of the Company possesses, directly or indirectly, any beneficial interest in, or is a director, officer or employee of, any corporation, partnership, firm, association or business organization which is a client, supplier, customer, lessor, lessee, lender, creditor, borrower, debtor or contracting party with or of the Company (except as a stockholder holding less than a one percent interest in a corporation whose shares are traded on a national or regional securities exchange or in the over-the-counter market).

                 3.20 Exhibits. All Exhibits attached hereto are true, correct and complete in all material respects as of the date of this Agreement and will be true, correct and complete in all material respects as of the Closing, except to the extent that such Exhibits may be untrue, incorrect or incomplete due to changes occurring due to the operation of the Company in the ordinary course. Matters disclosed on each Exhibit shall be deemed disclosed only for purposes of the matters to be disclosed on such Exhibit and shall not be deemed to be disclosed for any other purpose unless expressly provided therein.

                 3.21     Disclosure and Absence of Undisclosed Liabilities.
No statement contained herein or in any certificate, schedule, list, Exhibit or other instrument furnished to Purchaser pursuant to the provisions hereof contains or will contain any untrue statement of any material fact or omits or will omit to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.


         IV. REPRESENTATIONS AND WARRANTIES OF PURCHASER AND THE MERGER SUBSIDIARY.

                 Purchaser and the Merger Subsidiary represent and warrant to the Company for the benefit of the Shareholders as follows:

                 4.1 Organization and Standing. The Purchaser and the Merger Subsidiary are duly organized and validly existing corporations in good standing under the laws of the State of Delaware.

                 4.2 Corporate Power and Authority. The Purchaser and the Merger Subsidiary have the capacity and authority to execute and deliver this Agreement, to perform hereunder and to consummate the transactions contemplated hereby without the necessity of any act or consent of any other Person whomsoever. The execution, delivery and performance by Purchaser and the Merger Subsidiary of this Agreement and each and every agreement, document and instrument provided for herein have been duly authorized and approved by the respective Board of Directors (or Executive Committee thereof) of the Purchaser and Merger Subsidiary. This Agreement and each and every other agreement, document and instrument to be executed, delivered and performed by Purchaser or the Merger Subsidiary in connection herewith, constitute or will, when executed and delivered, constitute the valid and legally binding obligation of Purchaser or Merger Subsidiary (whichever is applicable) enforceable against it in accordance with their respective terms, except as enforceability may be limited by applicable equitable principles, or by bankruptcy, insolvency, reorganization, moratorium, or similar laws from time to time in effect affecting the enforcement of creditors' rights generally.

                 4.3 Agreement Does Not Violate Other Instruments. The execution and delivery of this Agreement by the Purchaser and Merger Subsidiary do not, and the consummation of the transactions contemplated hereby will not, violate any provisions of the Certificate of Incorporation, as amended, or Bylaws, as amended, of Purchaser or Merger Subsidiary, or violate or constitute an occurrence of default under any provision of, or conflict with, result in acceleration of any obligation under, or give rise to a right by any party to terminate its obligations under, any mortgage, deed of trust, conveyance to secure debt, note, loan, lien, lease, agreement, instrument or any order, judgment, decree or other arrangement to which Purchaser or the Merger Subsidiary is a party or is bound or by which it or its assets are affected.

                 4.4 Capitalization. As of the Effective Time, the authorized capital stock of Purchaser will consist of 100,000,000 shares of common stock, par value $0.01 per share, 13,396,757 shares of which are issued and outstanding and 25,000,000 shares of preferred stock, par value $0.01 per share, none of which is issued and outstanding as of the date hereof. All of the issued and outstanding shares of common stock of the Purchaser have been duly authorized and validly issued, and all such shares are fully paid and nonassessable.

                 4.5 HPS Shares. The HPS Shares when issued in connection with the Merger will be duly and validly issued, fully paid and nonassessable and will be issued to the Shareholders in accordance with the terms of this Agreement free and clear of any preemptive rights or any lien charge or encumbrance arising through the Purchaser or the Merger Subsidiary.

                 4.6 Disclosure. The Purchaser has filed all forms, reports and documents required to be filed by it with the SEC since May 19, 1995, and has heretofore made available to the Company and its Shareholders, in the form filed with the SEC (excluding any exhibits thereto, unless otherwise specifically requested by the Company), the Purchaser Disclosure Documents.


         V.      CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER.

                 All of the obligations of Purchaser to consummate the transactions contemplated by this Agreement are contingent upon and subject to the satisfaction, on or before the Closing Date, of each and every one of the following conditions, all or any of which may be waived, in whole or in part, by Purchaser for purposes of consummating such transactions, but without prejudice to any other right or remedy which Purchaser may have hereunder:

                 5.1 Representations True at Closing. The representations and warranties made by the Company to Purchaser in this Agreement, the Exhibits hereto or any document or instrument delivered to Purchaser hereunder shall be true and correct in all material respects on the Closing Date with the same force and effect as though such representations and warranties had been made on and as of such time, except for changes contemplated by this Agreement.

                 5.2 Covenants of the Company . The Company shall have duly performed in all material respects all of the covenants, acts and undertakings to be performed by it on or prior to the Closing Date, and the President of the Company shall deliver to Purchaser a certificate dated as of the Closing Date certifying to the fulfillment of this condition and the condition set forth in Section 5.1 hereof in substantially the form attached hereto as Exhibit 5.2.

                 5.3 No Injunction, Etc. No action, proceeding, investigation, regulation or legislation shall have been instituted or threatened before any court, governmental agency or legislative body to enjoin, restrain, prohibit or obtain damages in respect of this Agreement or the consummation of the transactions contemplated hereby.

                 5.4 Opinion of Counsel. An opinion of Vorys, Sater, Seymour and Pease, counsel for the Company, shall have been delivered to Purchaser dated as of the Closing Date, substantially in form and substance of the opinion attached hereto as Exhibit 5.4.

                 5.5 Consents, Approvals, and Waivers. Purchaser shall have received a true and correct copy of each and every consent, approval and waiver (a) referred to in Section 2.10 hereof, or (b) otherwise required for the execution of this Agreement and the consummation of the transactions contemplated hereby.

                 5.6 Legal Approvals. The execution and the delivery of this Agreement and the consummation of the transactions contemplated hereby shall have been approved by all regulatory authorities whose approvals are required by law, and the waiting period under the HSR Act shall have expired or been terminated.

                 5.7      Absence of Adverse Changes.  Since December 31, 1995,
(a) the Company shall not have suffered any material and adverse change in its financial condition, results of operations, business, prospects, property or assets, and (b) the Company shall not have permitted to occur or suffered any transaction or event described in Section 3.9 hereof which is not described in
Exhibit 3.9 hereto.

                 5.8      Employment Agreements.  Each individual listed in
Exhibit 2.11.1(a) shall have executed or agreed to execute an Employment Agreement, substantially in forms set forth in Exhibit 2.11.1(b).

                 5.9 Escrow Agreement. The Shareholders' Representative and the Escrow Agent shall have executed and delivered the Escrow Agreement to the Purchaser.

                 5.10 Nondisclosure and Noninterference Agreements. The Shareholders listed on Exhibit 2.11.2(a) shall have executed and delivered to Purchaser Nondisclosure and Noninterference Agreements substantially in the form of Exhibit 2.11.2(b).

                 5.11 Shareholder Approval/Dissenter's or Statutory Rights. Such shareholders of the Company as are required by applicable law to have approved the Merger shall have in fact approved the Merger and Shareholders holding not more than 5% of the outstanding stock of the Company shall not have notified the Company that such Shareholders intend to elect nor shall have taken any other action to perfect any dissenter's or similar statutory rights under the provisions of any state statute affording such Shareholder such rights as a result of the Merger.

                 5.12 Certificate of Merger. The Certificate of Merger shall have been duly executed and accepted for filing by the Secretary of State of the State of Delaware and the Merger shall have become effective.

                 5.13 Warrants. The Warrants shown on the Company's balance sheet at February 28, 1996 will be repurchased and canceled prior to or on the Closing Date.


                 5.14 Shareholders Agreement.  The Shareholders listed on
Exhibit 5.14(a) shall each have executed a Shareholders Agreement in substantially the form of Exhibit 5.14(b) and shall have performed all covenants and agreements to be performed by them under such agreements as of the Effective Time.

                 5.15 Registration Rights Agreement. Shareholders holding at least 80% of the Company's Outstanding Shares shall have executed and delivered Registration Rights Agreements to the Purchaser.

                 5.16 Private Placement Representation Letters. The Purchaser shall have received Private Placement Representation Letters in substantially the form of Exhibit 5.16 from each Shareholder other than Dissenting Shareholders who did not execute a Shareholders Agreement.


         VI.     CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE COMPANY TO
                 CLOSE.

                 All of the obligations of the Company to consummate the transactions contemplated by this Agreement shall be contingent upon and subject to the satisfaction, on or before the Closing Date, of each and every one of the following conditions, all or any of which may be waived, in whole or in part, by the Company for purposes of consummating such transactions, but without prejudice to any other right or remedy which they may have hereunder:

                 6.1 Representations True at Closing. The representations and warranties made by Purchaser and the Merger Subsidiary to the Company in this Agreement or any document or instrument delivered to the Company hereunder shall be true and correct in all material respects on the Closing Date with the same force and effect as though such representations and warranties had been made on and as of such date, except for changes contemplated by this Agreement.

                 6.2 Covenants of Purchaser. Purchaser and the Merger Subsidiary shall have duly performed in all material respects all of the covenants, acts and undertakings to be performed by it on or prior to the Closing Date, and a duly authorized officer of Purchaser shall deliver, in substantially the form attached hereto as Exhibit 6.2, a certificate dated as of the Closing Date certifying to the fulfillment of this condition and the condition set forth under Section 6.1 above.

                 6.3 No Injunction, Etc. No action, proceeding, investigation, regulation or legislation shall have been instituted or threatened before any court, governmental agency or legislative body to enjoin, restrain, prohibit or obtain substantial damages in respect of this Agreement or the consummation of the transactions contemplated hereby.

                 6.4 Opinion of Counsel. An opinion of Fowler, White, Gillen, Boggs, Villareal & Banker, P.A. counsel for the Purchaser and Merger Subsidiary, shall have been delivered to the Shareholders' Representative for the benefit of the Shareholders dated as of the Closing Date, substantially in form and substance of the opinion attached hereto as Exhibit 6.4.

                 6.5 Legal Approvals. The execution and the delivery of this Agreement and the consummation of the transactions contemplated hereby shall have been approved by all regulatory authorities whose approvals are required by law, and the waiting period under the HSR Act shall have expired or been terminated.

                 6.6 Registration Rights Agreement. The Purchaser shall have executed and delivered the Registration Rights Agreement to the Shareholders' Representative for the benefit of those Shareholders executing it.

                 6.7 Certificate of Merger. The Certificate of Merger shall have been duly executed and accepted for filing by the Secretary of State of the State of Delaware and the Merger shall have become effective.

                 6.8 Receipt by Shareholders of Tax Opinion. (a) The Shareholders' Representative shall have received for the benefit of the Shareholders the opinion of Vorys, Sater, Seymour and Pease, in form and substance acceptable to the Shareholders' Representative, to the effect that the Merger should be treated as a tax free reorganization pursuant to the provisions of Section 368(a)(1)(A) and (a)(2)(D), and the Shareholders should recognize no gain on the exchange of their shares, except to the extent that they receive Consideration other than the Per Share Stock Consideration.

                 (b) The Purchaser and the Merger Subsidiary shall have delivered an executed officers certificate substantially in the form attached as Exhibit 6.8(b), and the representations and warranties of the Purchaser and the Merger Subsidiary set forth in such officer's certificate shall be true and correct in all material respects as of the date hereof and as of immediately prior to the Effective Time.


    VII.         CLOSING.

                 7.1 Time and Place of Closing. The Closing shall be held at the offices of Fowler, White, Gillen, Boggs, Villareal & Banker P.A., 501 East Kennedy Blvd, Tampa, Florida, commencing at 10:00 a.m. Eastern Daylight Time, on the tenth business day after the waiting period under the HSR Act has expired or has been terminated, and all the consents listed on Exhibit 3.8 have been obtained but in no event earlier than May 31, 1996, and in no event later than August 31, 1996.

                 7.2 Transactions at Closing. At the Closing, each of the following transactions shall occur:

                          7.2.1   The Company's  Performance.  At the Closing,
the Company shall deliver to Purchaser, the following, except to the extent waived:

                                  (a) all certificates representing shares of the outstanding capital stock of the Company (other than Dissenting Shares), each certificate duly endorsed for transfer or accompanied by instruments of transfer reasonably satisfactory in form and substance to Purchaser and its counsel, with signatures guaranteed;

                                  (b)      the certificate of the President of
                          the Company described in Section 5.2;

                                  (c)      copies of the consents and waivers
                          described in Section 2.10 and Section 5.5;

                                  (d)      the assignment of assets and
                          contracts described in Section 2.15.

                                  (e)      satisfactory evidences of the
                          approvals described in Section 5.6;

                                  (f)      certificates of compliance or
                          certificates of good standing of the Company, as of the most recent practicable date, from the appropriate governmental authority of the jurisdiction of its incorporation and any other jurisdiction which is set forth in Exhibit 3.1 hereto;

                                  (g)      certified copies of resolutions of
                          the Board of Directors of the Company approving the transactions set forth in this Agreement;

                                  (h)      certificates of incumbency for the
                          officers of the Company who are executing the Agreement and the other documents contemplated hereunder;

                                  (i)      Employment Agreements executed by
                          those individuals listed in Exhibit 2.11.1(a) substantially in the forms set forth in Exhibit 2.11.1(b);

                                  (j)      Nondisclosure and Noninterference
                          Agreements executed by the Shareholders listed on
                          Exhibit 2.11.2(a), substantially in the form of
                          Exhibit 2.11.2(b);

                                  (k)      opinion of counsel described in
                          Section 5.4;

                                  (l)  the Escrow Agreement executed by the
                          Shareholders' Representative;

                                  (m)      executed Registration Rights
                          Agreement substantially in the form of Exhibit 2.6.1 executed by the holders of at least 80% of the Company's Outstanding Shares;

                                  (n)      the Certificate of Merger duly
                          executed for delivery to the Secretary of State of the State of Delaware in form acceptable for filing; and

                                  (o) Private Placement Representation Letters executed by all Shareholders other than the Dissenting Shareholders who did not execute Shareholder Agreements.

                                  (p)      such other evidence of the
                          performance of all covenants and satisfaction of all conditions required of the Company and the Shareholders by this Agreement, at or prior to the Closing, as Purchaser or its counsel may reasonably require.

                          7.2.2   Performance by Purchaser.  At the  Closing,
Purchaser and Merger Subsidiary shall deliver to the Shareholders' Representative for the benefit of the Shareholders the following:

                                  (a)      the Per Share Initial Cash Payment
                          for each Shareholder who is not a Dissenting
                          Shareholder;

                                  (b)      the Per Share Stock Consideration
                          for each Shareholder who is not a Dissenting
                          Shareholder;

                                  (c)      executed Registration Rights
                          Agreements, substantially in the form of Exhibit
                          2.6.1 with all Shareholders who are willing to execute and deliver the same to Purchaser at Closing.


                                  (d)      the certificate of the authorized
                          officer described in Section 6.2;

                                  (e)      satisfactory evidence of the HSR
                          waiting period termination;

                                  (f)      certificate of incumbency of the
                          officers of Purchaser who are executing this Agreement and the other documents contemplated hereunder;

                                  (g)      executed Employment Agreements,
                          substantially in the form of Exhibit 2.11.1(b) with each of the persons listed on Exhibit 2.11.1(a);

                                  (h)      executed Nondisclosure and
                          Noninterference Agreements substantially in the form of Exhibit 2.11.2(b) with each Shareholder listed on
                          Exhibit 2.11.2(a);

                                  (i) certified copy of resolutions of the Board of Directors (or Executive Committee thereof) of Purchaser approving the transactions set forth in this Agreement;

                                  (j)  the Escrow Agreement executed by the
                          Purchaser;

                                  (k)      the Certificate of Merger duly
                          executed for delivery to the Secretary of State of the State of Delaware in form acceptable for filing; and

                                  (l)      such other evidence of the
                          performance of all the covenants and satisfaction of all of the conditions required of Purchaser by this Agreement at or before the Closing as the Company, or its counsel may reasonably require.

                 7.2.3. Payment of Escrow Amount. At the Closing, the Purchaser shall pay the Escrow Amount to the Escrow Agent pursuant to the Escrow Agreement.

         7.3 Closing of Transfer Books. After the execution of this Agreement, there shall be no transfers on the stock transfer books of the Company of any of the shares of the Company Common or Preferred Stock


         VIII. SURVIVAL OF REPRESENTATIONS AND WARRANTIES, AGREEMENTS AND COVENANTS AFTER CLOSING.

                 8.1 Survival of Representations and Warranties . All representations and warranties of the parties in this Agreement or in any document or instrument executed and delivered pursuant hereto, are only conditions to the Closing of the transactions contemplated hereby and shall not survive the Closing hereunder except that Purchaser's representations and warranties in Sections 4.2 and 4.5 shall survive the Closing without limitation and Purchaser's representation in Section 4.4 shall survive the Closing for a period of two years.

                 8.2      Survival of Agreements and Covenants.   All
agreements, covenants and obligations made or undertaken by the parties in this Agreement shall be deemed to have been performed or waived upon Closing, if Closing occurs, and shall not survive the Closing except that the agreements and covenants contained in Sections 2.1, 2.2, 2.3, 2.4, 2.14.1, 2.16, 8.1, 8.2,
10.5, 10.6, 10.12, 10.13 and the Definitions contained therein shall survive the Closing. The foregoing notwithstanding, the provisions of the Certificate of Merger, the Shareholders Agreement, the Escrow Agreement, the Non-Disclosure and Noninterference Agreements, the Employment Agreements, the Registration Rights Agreements, the Private Placement Representation Letters and the Legal Opinions delivered at Closing shall survive the Closing for the term set forth therein.


         IX.     TERMINATION.

                 9.1 Method of Termination. This Agreement constitutes the binding and irrevocable agreement of the parties to consummate the transactions contemplated hereby, the consideration for which is (a) the covenants set forth in Article II hereof, and (b) expenditures and obligations incurred and to be incurred by Purchaser, on the one hand, and by the Company, on the other hand, in respect of this Agreement, and this Agreement may be terminated or abandoned only as follows:

                          9.1.1   By the mutual consent of the Company and
Purchaser;

                          9.1.2   By Company after July 31, 1996, if any of the
conditions set forth in Article VI hereof, to which the Company's obligations are subject, have not been fulfilled or waived, unless such fulfillment has been frustrated or made impossible by any act or failure to act of any of them; and

                          9.1.3   By Purchaser after July 31, 1996, if any of
the conditions set forth in Article V hereof, to which the obligations of Purchaser are subject, have not been fulfilled or waived, unless such fulfillment has been frustrated or made impossible by any act or failure to act of Purchaser.

                 9.2 Effect of Termination. In the event of a termination of this Agreement pursuant to Section 9.1 hereof, each party shall pay the costs and expenses incurred by it in connection with this Agreement, and no party (or any of its officers, directors, employees, agents, representatives or shareholders) shall be liable to any other party for any costs, expenses, damage or loss of anticipated profits hereunder. In the event of any other termination, the parties shall retain any and all rights attendant to a breach of any covenant, representation or warranty made hereunder.

                 9.3 Risk of Loss. The Company assumes all risk of condemnation, destruction, loss or damage due to fire or other casualty from the date of this Agreement up to the Closing. If the condemnation, destruction, loss, or damage is such that the business of the Company is materially interrupted or curtailed or the assets of the Company are materially affected, then Purchaser shall have the right to terminate this Agreement. If the condemnation, destruction, loss, or damage is such that the business of the Company is neither materially interrupted nor curtailed nor its assets materially affected, or if the business is materially interrupted or curtailed or the assets are materially affected and Purchaser nevertheless forgoes the right to terminate this Agreement, the purchase price shall be adjusted at the Closing to reflect such condemnation, destruction, loss, or damage to the extent that insurance proceeds are not sufficient to cover such destruction, loss or damage. If Purchaser, on the one hand, and the Company, on the other hand, are unable to agree upon the amount of such adjustment, the dispute shall be resolved by arbitration in Tampa, Florida, in accordance with the rules and regulations of the American Arbitration Association. The decision of such arbitration shall be final and binding.


         X.      GENERAL PROVISIONS.

                 10.1 Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be delivered by hand or mailed by certified mail, return receipt requested, first class postage prepaid, or sent by Federal Express or similarly recognized national overnight delivery service with receipt acknowledged, addressed as follows:

                             10.1.1  If to the Company:

                                  Harrington Services Corporation
                                  3401 Loop Road
                                  Columbus, Ohio  43219
                                  Attn:  Robert R. Parker

                                  and to:

                                  Vorys, Sater, Seymour and Pease
                                  52 E. Gay Street
                                  Columbus, Ohio  43215
                                  Attn:  Russell M. Gertmenian, Esq.

                             10.1.2  If to the Shareholders' Representative:

                                  Robert Chefitz
                                  c/o Patricof & Co. Ventures
                                  445 Park Avenue
                                  New York, New York  10022
                                  Attn:  Robert Chefitz

                                  and to:

                                  Shareff, Friedman,
                                    Hoffman & Goodman LLP
                                  919 Third Avenue
                                  New York, New York  10022
                                  Attn:  Morris Orens, Esq.

                                  and to:

                                  Vorys, Sater, Seymour and Pease
                                  52 E. Gay Street
                                  Columbus, Ohio  43215
                                  Attn:  Russell M. Gertmenian

                             10.1.3  If to Purchaser or Merger Subsidiary:

                                  HealthPlan Services Corporation
                                  3501 Frontage Road
                                  Tampa, Florida, 33607
                                  Attn:  James K. Murray III, Executive Vice
                                         President and Chief Financial Officer

                                  and to:

                                  Fowler, White, Gillen, Boggs, Villareal &
                                  Banker, P.A.
                                  501 East Kennedy Blvd., Suite 1700
                                  Tampa, Florida  33602
                                  Attn:  David C. Shobe, Esq.

                          10.1.4  If delivered personally, the date on which a
notice, request, instruction or document is delivered shall be the date on which such delivery is made and, if delivered by mail or by overnight delivery service, the date on which such notice, request, instruction or document is received shall be the date of delivery. In the event any such notice, request, instruction or document is mailed or shipped by overnight delivery service to a party in accordance with this Section 10.1 and is returned to the sender as nondeliverable, then such notice, request, instruction or document shall be deemed to have been delivered or received on the fifth day following the deposit of such notice, request, instruction or document in the United States mail or the delivery to the overnight delivery service.

                          10.1.5  Any party hereto may change its address
specified for notices herein by designating a new address by notice in accordance with this Section 10.1.

                 10.2 Brokers. Purchaser represents and warrants to the Company, and the Company represents and warrants to Purchaser that no broker or finder has acted for it or them or any entity controlling, controlled by or under common control with it or them in connection with this Agreement other than Smith Barney Inc. who has acted as Purchaser's broker. Purchaser agrees to indemnify and hold harmless the Company against any fee, loss or expense arising out of any claim by any broker or finder employed or alleged to have been employed by it, including the fees of Smith Barney Inc. and the Company agrees to indemnify and hold harmless Purchaser against any fee, loss, or expense arising out of any claim by any broker or finder employed or alleged to have been employed by it.

                 10.3 Waiver. Any failure on the part of any party hereto to comply with any of its obligations, agreements or conditions hereunder may be waived by any other party to whom such compliance is owed. No waiver of any provision of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver.

                 10.4 Expenses. Except as otherwise provided herein, all Transactions Costs incurred by the parties hereto in connection with or related to the authorization, preparation and execution of this Agreement and the Closing of the transactions contemplated hereby, including, without limitation of the generality of the foregoing, all fees and expenses of agents, representatives, counsel and accountants employed by any such party, shall be borne solely and entirely by the party which has incurred the same. All Transaction Costs and expenses of the Company shall be borne by the Company if incurred or accrued prior to the Effective Time and reflected in the Final Closing Balance Sheet or by the Shareholders if incurred thereafter. To the extent an amount is accrued and not used within nine (9) months, then the amount of such unused accrual shall be paid by the Surviving Corporation to the Shareholders' Representative for the account of the Shareholders. The Surviving Corporation shall not be liable for or responsible for any expenses of the Company or the Shareholders which is not accrued on or is in excess of the accrual therefore on the Final Closing Balance Sheet.

                 10.5 Shareholders' Representative to Act on Behalf of Shareholders and the Company. With respect to all matters relating to, and all actions to be taken pursuant to, this Agreement that are to occur or be performed at or prior to the Closing, the parties hereto agree that, with respect to the Shareholders, the Purchaser may seek, and shall be entitled to rely upon, the actions or performance by the Shareholders' Representative as being on behalf of, and binding upon the Shareholders of which such action or performance was required. Payment or delivery of the Consideration to the Shareholders' Representative for the account of the Shareholders shall be deemed to be payment to or delivery of such Consideration to the Shareholders.

                 10.6 Public Announcements. At all times at or before the Closing, the Company, on the one hand, and the Purchaser, on the other hand, will consult with one another before issuing or making any reports, statements, or releases to the public with respect to this Agreement or the transactions contemplated hereby and will use good faith efforts to agree on the text of a joint public report, statement, or release or will use good faith efforts to obtain the other parties' approval of the text of any public report, statement, or release to be made solely on behalf of a party. If such parties are unable to agree on or approve any such public report, statement, or release and such report, statement, or release is, based on the advice of legal counsel to a party, required by Law or appropriate to discharge such party's disclosure obligations, then such party may make or issue the legally required or appropriate report, statement, or release upon prior notice to the other parties hereto.

                 10.7  Confidentiality.    The Company, its respective
officers, directors, employees, agents, and other representatives, will, and will use reasonable efforts to cause its Shareholders to, refrain, from disclosing to any other Person (i) any documents or information concerning Purchaser or its Affiliates furnished to it in connection with this Agreement or the transactions contemplated hereby, and (ii) any documents or information concerning the Company, unless (A) such disclosure is compelled by judicial or administrative process or by other requirements of law and notice of such disclosure is furnished to Purchaser; or (B) such confidential documents or information can be shown to have been (x) previously known by the Person receiving such documents or information, or (y) in the public domain through no fault of such Persons. If for any reason the contemplated Merger is not consummated, Purchaser and the Company agree that they will return any and all such confidential information provided by any of them to the other party so providing such information.

                 10.8 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, executors, administrators, successors and assigns.

                 10.9 Headings. The section and other headings in this Agreement are inserted solely as a matter of convenience and for reference, and are not a part of this Agreement.

                 10.10 Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto and supersedes and cancels any prior agreements, representations, warranties, or communications, whether oral or written, among the parties hereto relating to the transactions contemplated hereby or the subject matter herein. Neither this Agreement nor any provision hereof may be changed, waived, discharged or terminated orally, but only by an agreement in writing signed by the party against whom or which the enforcement of such change, waiver, discharge or termination is sought.

                 10.11 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware (regardless of the laws that might be applicable under principles of conflicts of law) as to all matters including, but not limited to, matters of validity, construction, effect and performance.

                 10.12 Litigation Venue. This Agreement shall be deemed for all purposes to have been entered into in Delaware, and any litigation brought by any party hereto shall be brought on in the Delaware Chancery Court or in the United States District Court in Delaware (unless the actual location of real estate that is the subject of any suit requires otherwise). The parties hereto submit to the personal jurisdiction of such courts and agree that such courts shall be the sole situs of venue for the resolution of any such dispute through litigation.

                 10.13 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                 10.14 Pronouns. All pronouns used herein shall be deemed to refer to the masculine, feminine or neuter gender as the context requires.

                 10.15 Exhibits Incorporated. All Exhibits attached hereto are incorporated herein by reference, and all blanks in such Exhibits, if any, will be filled in as required in order to consummate the transactions contemplated herein and in accordance with this Agreement.

                 10.16 Time of Essence. Time is of the essence in this Agreement.

                 IN WITNESS WHEREOF, each party hereto has executed or caused this Agreement to be executed on its behalf, all on the day and year first above written.


                                       "PURCHASER"

                                       HealthPlan Services Corporation


                                       By:
                                          ---------------------------------
                                                James K. Murray, Jr.
                                       Title:   President


                                       "COMPANY":

                                       Harrington Services Corporation


                                       By:
                                          ---------------------------------
                                                Robert R. Parker
                                       Title:   Chief Executive Officer


                                       "MERGER SUBSIDIARY"

                                       HealthPlan Services
                                         Alpha Corporation


                                       By:
                                          ---------------------------------
                                                James K. Murray, Jr.
                                       Title:   President



                                       SHAREHOLDERS'S REPRESENTATIVE:


                                       ------------------------------------
                                       Robert Chefitz

                                LIST OF EXHIBITS


EXHIBITS


1.1                 Definitions.

2.6.1               Form of Registration Rights Agreement

2.7.1               Exceptions to Conduct of Business Prior to Closing

2.7.2               List of Bank Accounts, Safe Deposit Boxes and Powers of
                    Attorney.

2.11.1(a)           List of Employees to Enter into Employment Agreements.

2.11.1(b)           Forms of Employment Agreements for Employees.

2.11.2(a)           Shareholders to Enter into Nondisclosure and
                    Noninterference Agreements.

2.11.2(b)           Form of Nondisclosure and Noninterference Agreements.

2.14.1              Benefit Plans Being Terminated.

2.15 List of Assets and Contracts to be Transferred to the Company.

3.1 List of Jurisdiction of Incorporation and Jurisdictions where there is Good Standing Status.

3.1.3               List of Subsidiaries

3.2 Certificates (or Articles) of Incorporation, Articles of Incorporation and Bylaws.

3.3                 List of Authorized, Issued and Outstanding and Treasury
                    Shares of the Company.

3.4                 List of Equity Investments.

3.5.1               1993, 1994 and 1995 Financial Statements.

3.5.2 List of Liabilities Not Disclosed in the 1995 Financial Statements and List of Defaults.

3.6                 List of Tax Matters

3.7                 List of Assets and Leases; List of Encumbrances.

3.8                 List of Required Consents.

3.9                 List of Changes.





                                      (i)

3.10 List of Litigation, Separately Identifying Litigation in the Ordinary Course of Third Party Administrator Business.

3.11                List of Licenses and Permits and List of Noncompliance with
                    Laws.

3.12                List of Contracts.

3.13.1              List of Trademarks, Trade Names, Service Marks, Service
                    Names, Etc.

3.13.2(i)           Lists of Owned Software.

3.13.2(ii)          List of Licensed Software, List of Problems with Software
                    Licenses.

3.13.2(iii)         List of Computer Programming Services Providers.

3.14 List of Highly Compensated Employees and their Compensation, Union Activities and Labor Disputes.

3.15                List of Benefit Plans.

3.15.8 Current or Future Liabilities under Benefit Plans not reflected in 1995 Financial Statements.

3.15.9 Benefit Plans providing deferred or stock based compensation not reflected in 1995 financial statement.

3.15.10             List of Benefit Plans Providing Post Separation Benefits

3.16                List of Customers, Addresses and List of Problems with
                    Customer.

3.17                List of Environmental Matters.

3.18                List of Insurance Matters.

3.19                List of Related Party Relationships.

5.2                 Form of Certificate of the President of the Company.

5.4                 Form of Opinion of Counsel for the Company.

5.9                 Form of Escrow Agreement.

5.14(a)             List of Shareholders Executing Shareholders Agreements.

5.14(b)             Form of Shareholders Agreement.

5.16                Form of Private Placement Representation Letter.





                                      (ii)

6.2                 Officer's Certificate of Purchaser and Merger Subsidiary.

6.4                 Form of Opinion of Counsel for Purchaser and Merger
                    Subsidiary.

6.8(b) Form of Certificate of Purchaser and Merger Subsidiary re tax matters.





                                     (iii)

                                  EXHIBIT 1.1

                                 DEFINED TERMS


As used herein, the following terms shall have the following meanings unless the context otherwise requires:

1.     "Act" shall mean the Delaware General Corporation Law.

2. "Affiliate" shall mean, with respect to a Person, any other Person which is required to be aggregated with such Person under Code Section
       414(b), (c), (m) and/or (o) at any time prior to the Closing Date.

3. "Aggregate Cash Consideration" shall mean the number derived by multiplying the Per Share Initial Cash Payment by the Company's Outstanding Shares.

4. "Aggregate Stock Consideration" shall mean the number derived by multiplying the Per Share Stock Consideration by the Company's Outstanding Shares.

5.     "Aggregate Escrow Proceeds" shall mean $1,500,000.

6. "Aggregate Consideration" shall mean the sum of the Aggregate Cash Consideration, the Aggregate Stock Consideration, and the Aggregate Escrow Proceeds adjusted by the Purchase Price Adjustment.

7.     "Agreement" shall mean this Plan and Agreement of Merger.

8.     "Benefit Plans" shall have the meaning set forth in Section 3.15.

9. "Cash Payment Amount" shall mean cash equal to $32,500,000 less the Preferred Stock Payment Amount.

10. "Closing" shall mean the consummation of the transactions provided for in this Agreement.

11. "Closing Balance Sheet" shall mean the balance sheet of the Company as of the Closing Date prepared in accordance with GAAP pursuant to the provisions of Section 2.4 hereof.

12. "Closing Date" shall mean the date on which the Closing occurs pursuant to Section 7.1 hereof.

13.    "Code" shall mean the Internal Revenue Code of 1986, as amended.

14. "Company" shall mean Harrington Services Corporation, a Delaware corporation, and unless otherwise specified, shall be deemed to include all of its Subsidiaries.





                                      (i)

15.    "Company Common Stock" shall mean the common stock of the Company.

16.    "Company Shares" shall mean shares of Company Common Stock.

17.    "Company Software" shall have the meaning set forth in Section 3.13.2.

18. "Company's Outstanding Shares" shall mean the total number of shares of common stock of the Company which are issued and outstanding or are issuable on a fully-diluted basis immediately prior to the Effective Time.

19. "Consideration" shall mean the Stock Consideration, the Cash Consideration, and the Escrow Proceeds, if any.

20.    "Deferred Compensation Agreement" shall have the meaning set forth in
       Section 2.14.3.

21.    "Dissenting Shareholder" is a Shareholder who holds Dissenting Shares.

22.    "Dissenting Shares" shall have the meaning set forth in Section 2.3.1.6.

23.    "Effective Time" shall have the meaning set forth in Section 2.2 hereof.

24.    "Employees" shall have the meaning set forth in Section 2.14.2.

25. "Employment Agreements" shall mean those Employment Agreements among the entities and those individuals set forth in Exhibit 2.11.1(a), substantially in the form attached as Exhibit 2.11.1(b), each of which may be referred to individually as an "Employment Agreement."

26. "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

27.    "ERISA Plan" shall have the meaning set forth in Section 3.15.

28. "Escrow" shall mean the escrow fund established pursuant to the Escrow Agreement to be used solely for the purposes of funding the purchase price adjustment set forth in Section 2.4 of this Agreement.

29. "Escrow Agent" shall mean First Union National Bank of Florida or such other financial institution as the Purchaser and the Company may agree upon to hold the Escrow Amount pursuant to the Escrow Agreement.

30. "Escrow Agreement" means the escrow agreement substantially in the form of Exhibit 2.3.1.2(iii), attached hereto, pursuant to which the Escrow Amount will be held by the Escrow Agent.





                                      (ii)

31. "Escrow Amount" means the amount of One Million Five Hundred and 00/100 Dollars (U.S. $1,500,000).

32. "Escrow Proceeds" shall mean the proceeds, if any, from the Escrow after termination of the Escrow and the satisfaction of all claims asserted against the Escrow in connection with the purchase price adjustment in accordance with the terms of the Escrow Agreement.

33.    "Federal Arbitration Act" shall mean 9 U.S.C. Section Section  1 et seq.

34.    "Final Closing Balance Sheet" shall have the meaning set forth in
       Section 2.4 hereof.

35.    "Final Statement of Net Worth" shall have the meaning set forth in
       Section 2.4 hereof.

36. "GAAP" shall mean Generally Accepted Accounting Principles formulated by the American Institute of Certified Public Accountants as in effect from time to time during the term of this Agreement.

37.    "Hazardous Substance" shall have the meaning set forth in Section 3.17.

38.    "HPS Shares" shall have the meaning set forth in the Shareholders
       Agreement.

39. "HSR Act" shall mean the Hart-Scott-Rodino Antitrust and Improvements Act of 1978, as amended.

40.    "Licensed Software" shall have the meaning set forth in Section
       3.13.2(ii).

41. "Market Price" shall mean Twenty four dollars and Twelve and one half cents ($24.125).

42.    "Material Adverse Effect" shall have the meaning set forth in Section
       3.1.2.

43. "Merger" shall mean the merger of the Company with and into the Merger Subsidiary.

44. "Merger Subsidiary" shall mean HealthPlan Services Alpha Corporation, a Delaware corporation.

45. "Merger Subsidiary Common Stock" shall mean the common stock of the Merger Subsidiary.

46. "Merger Subsidiary Shares" shall mean shares of Merger Subsidiary Common Stock.

47. "Negative Purchase Price Adjustment Amount" shall have the meaning set forth in Section 2.4.1.





                                     (iii)

48. "Net Worth Amount" shall mean the net worth determined in accordance with GAAP applied consistently with prior periods as shown on the Final Closing Balance Sheet computed in accordance with Section 2.4.

49.    "1933 Act" shall mean the Securities Act of 1933, as amended.

50. "1993, 1994, and 1995 Financial Statements" shall have the meaning set forth in Section 3.5.1.

51. "Nondisclosure and Noninterference Agreements" shall mean agreements substantially in the form of Exhibit 2.11.2(b).

52.    "Owned Software" shall have the meaning set forth in Section 3.13.2(i).

53.    "PBGC" shall mean the Pension Benefit Guaranty Corporation.

54. "Per Share Escrow Proceeds" means the Escrow Proceeds divided by the Company's Outstanding Shares.

55. "Per Share Initial Cash Payment" shall mean the Cash Payment Amount less the Escrow Amount divided by the Company's Outstanding Shares.

56. "Per Share Preferred Stock Consideration" shall mean the Preferred Stock Payment Amount divided by 33,284.

57. "Per Share Stock Consideration" shall mean the Stock Consideration Share Number divided by the Company's Outstanding Shares.

58. "Person" shall include, but is not limited to, an individual, a trust, an estate, a partnership, an association, a company, a corporation, a limited liability company, a sole proprietorship, a professional corporation or a professional association.

59.    "Plan Transfer Date" shall have the meaning set forth in Section 2.14.1.

60. "Positive Purchase Price Adjustment Amount" shall have the meaning set forth in Section 2.4.2.

61. "Preferred Stock" shall mean the $100 per share Preferred Stock of the Company as described on Exhibit 3.3.

62. "Preferred Stock Payment Amount" shall mean the amount of $3,328,400 plus the amount of the accrued but unpaid dividends on the Preferred Stock as of the Closing.

63. "Private Placement Representation Letters" shall mean the letters in substantially the form of Exhibit 5.16 hereto.

64. "Purchaser" shall mean HealthPlan Services Corporation, a Delaware corporation.





                                      (iv)

65.    "Purchaser Common Stock" shall mean the common stock of the Purchaser.

66. "Purchaser Disclosure Documents" shall have the meaning ascribed thereto in Section 1(g) of the Shareholders Agreement.

67.    "Purchaser Shares" shall mean shares of Purchaser Common Stock.

68.    "Real Property" shall have the meaning set forth in Section 3.17.

69. "Registration Rights Agreement" shall mean that certain agreement, in substantially the form as Exhibit 2.6.1, attached hereto, which shall be entered into by the Purchaser and certain of the Shareholders pursuant to Section 5.15 hereof.

70.    "SEC" shall mean the Securities and Exchange Commission.

71. "Settlement Auditor" shall mean a big-six accounting firm to be mutually agreed upon by the parties. If for any reason such accounting firm shall not be available to resolve such issues, the Shareholders' Representative and Purchaser shall promptly contact the national office of, and shall retain the services of, another big-six accounting firm. If the Shareholders' Representative and Purchaser cannot agree on such accounting firm to be retained, the Shareholders' Representative and Purchaser shall each submit the name of another big-six accounting firm which does not at the time provide, and has not in the prior two years provided, significant services to the Shareholders or to Purchaser, and the firm shall be selected by lot from these two firms.

72. "Shareholders" shall mean the shareholders of the Company at the Effective Time, each of which may be referred to individually as a "Shareholder."

73. "Shareholders Agreement" shall mean the agreement to be executed by the persons listed on Exhibit 5.14(a) in substantially the form of Exhibit 5.14(b) hereto.

74. "Shareholders' Representative" shall mean Robert Chefitz, or such other Shareholder who has been chosen in writing, with notice thereof to the Purchaser, by a majority of the Shareholders based on their then percentage of beneficial ownership (without duplication) of HPS Shares.

75. "Statement of Net Worth" shall mean the statement of the Company's Net Worth derived from the Closing Balance Sheet in accordance with the provisions of Section 2.4 hereof.

76. "Stock Consideration Share Number" shall mean the number of shares determined by dividing 32,500,000 by the Market Price.

77. "Subsidiary" shall mean any entity the controlling interest in which is owned either directly or indirectly by the Company.





                                      (v)

78. "Surviving Corporation" shall have the meaning set forth in Section 2.1 hereof.

79. "Surviving Corporation Common Stock" shall mean common stock of the Surviving Corporation.

80. "Surviving Corporation Shares" shall mean shares of Surviving Corporation Common Stock.

81.    "Target Net Worth Amount" shall mean $9,881,811.

82. "Tax Return" or "Return" shall mean any report, return, statement or other written information required to be supplied to a taxing authority in connection with Taxes.

83. "Taxes" shall mean all taxes, charges, fees, levies, or other similar assessments or Liabilities including without limitation income, gross receipts, inventory, ad valorem, excise, real property, personal property, sales, use, transfer, withholding, deed, license, employment, payroll, and franchise taxes imposed by any Governmental Authority (including any interest, fines, penalties, or additions attributable to any such tax or any contest or dispute thereof).

84. "Transaction Costs" shall mean the respective investment banking, legal, accounting or other fees or costs incurred by the parties as a result of the transactions contemplated by this Agreement.








                                      (vi)